The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 21, 2023

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-260511

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2021)

Contango ORE, Inc.

________ Shares
Common Stock

________________________

Contango ORE, Inc. (the “Company” or “Contango”) is hereby offering to sell an aggregate of ________ shares of its common stock, par value $0.01 per share (the “common stock”), under this prospectus supplement (this “prospectus supplement”) to the accompanying prospectus of the Company which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 17, 2021 (the “prospectus”). The purchase price for each share of common stock is $________.

Our common stock is traded on the NYSE American under the symbol “CTGO”. The last reported sales price of our common stock on the NYSE American on July 19, 2023 was $26.88 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED UNDER THE “RISK FACTORS” SECTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE HEREIN, BEFORE YOU MAKE AN INVESTMENT IN OUR COMMON STOCK.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to us(2)	$	$
————————
(1)	For additional information about the expenses for which we have agreed to reimburse the underwriters in connection with this offering, see the “Underwriting” section of this prospectus supplement.
(2)	If the underwriters exercise the option in full, the total underwriting discount payable by us will be $________, and the total proceeds to us, before expenses, will be $________.
We have granted the underwriters the right to purchase up to an additional __________ shares of common stock. The underwriters may exercise this right at any time, in whole or in part, within 30 days following the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock on or about July __, 2023, subject to customary closing conditions.

Joint Book Runners

Maxim Group LLC	Freedom Capital Markets
Prospectus supplement dated July ___, 2023.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus, dated November 17, 2021. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC on October 26, 2021, and amended on November 12, 2021, utilizing the SEC’s “shelf” registration process, and that was declared effective by the SEC on November 17, 2021. Under this shelf registration process, we may, from time to time, sell common stock and other securities, of which this offering is a part.

The first part of this prospectus supplement, including the documents incorporated by reference, describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus after the date of this prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the headings “Where You Can Find More Information” and “Incorporation by Reference.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither we nor the underwriters are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context requires otherwise or unless stated otherwise, references in this prospectus to the “Company,” “Contango ORE,” “Contango,” “CORE,” “we,” “our” and “us” refer to Contango ORE, Inc. and its subsidiaries on a consolidated basis.

S-ii

NOTICE REGARDING MINERAL DISCLOSURE

Information concerning the Company’s mining properties in this prospectus supplement and the accompanying prospectus, which is contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, has been prepared in accordance with the requirements of subpart 1300 of Regulation S-K (“S-K 1300”). S-K 1300 requires the Company to disclose its mineral resources, in addition to its mineral reserves, both in the aggregate and for each of the Company’s individual material mining properties.

The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource,” “inferred mineral resource,” “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are defined and used in accordance with S-K 1300. Under S-K 1300, mineral resources may not be classified as mineral reserves unless the determination has been made by a qualified person, as defined in S-K 1300, that the mineral resources can be the basis of an economically viable project. The Company has no known mineral reserves and readers are specifically cautioned not to assume that any part of mineral deposits (including any mineral resources) will ever be converted into mineral reserves.

Each of the Technical Report Summaries for the Manh Choh Project and the Lucky Shot Project (each as defined below) have been prepared in accordance with S-K 1300 and are included as Exhibit 96.1 to the Company’s Current Reports on Form 8-K filed on June 2, 2023 and June 16, 2023, respectively, which are incorporated by reference herein.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words and phrases “should be”, “will be”, “believe”, “expect”, “anticipate”, “estimate”, “forecast”, “goal” and similar expressions identify forward-looking statements and express expectations about future events. These include such matters as:

•	The Company’s financial position;
•	Business strategy, including outsourcing;
•	Meeting the Company’s forecasts and budgets;
•	Anticipated capital expenditures and the availability of future financing;
•	Prices of gold and associated minerals;
•	Timing and amount of future discoveries (if any) and production of natural resources on the Contango Properties and the Peak Gold JV Property;
•	Operating costs and other expenses;
•	Cash flow and anticipated liquidity;
•	The Company’s ability to fund its business with current cash reserves based on currently planned activities;
•	Prospect development;
•	Operating and legal risks; and
•	New governmental laws and regulations.
Although the Company believes the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of the Company's control, that may cause the Company’s actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. These factors include among others:

•	Ability to raise capital to fund capital expenditures;
•	Ability to retain or maintain our relative ownership interest in the Peak Gold JV (as defined below);
•	Ability to influence management of the Peak Gold JV;
•	Ability to realize the anticipated benefits of the Kinross Transactions, including ability to process ore mined from the Peak Gold JV Property at the existing Fort Knox mining and milling complex;
•
Disruption from the Kinross Transactions and transition of the Peak Gold JV’s management to Kinross, including as it relates to maintenance of business and operational relationships, potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•	Operational constraints and delays;
•	The risks associated with exploring in the mining industry;
•	The timing and successful discovery of natural resources;
•	Availability of capital and the ability to repay indebtedness when due;
•	Declines and variations in the price of gold and associated minerals;
•	Price volatility for natural resources;
•	Availability of operating equipment;
•	Operating hazards attendant to the mining industry;
•	Weather;
•	The ability to find and retain skilled personnel;
•	Restrictions on mining activities;
•	Legislation that may regulate mining activities;
S-iv

•	Changes in applicable tax rates and other regulatory changes;
•	Impact of new and potential legislative and regulatory changes (including commitments to international agreements) on mining operating and safety standards;
•	Uncertainties of any estimates and projections relating to any future production, costs and expenses (including changes in the cost of fuel, power, materials and supplies);
•	Timely and full receipt of sale proceeds from the sale of any of our mined products (if any);
•	Stock price and interest rate volatility;
•	Federal and state regulatory developments and approvals;
•	Availability and cost of material and equipment;
•	Actions or inactions of third parties;
•	Potential mechanical failure or under-performance of facilities and equipment;
•	Environmental and regulatory, health and safety risks;
•	Strength and financial resources of competitors;
•	Worldwide economic conditions;
•	Impact of pandemics, such as the worldwide COVID-19 outbreak, which could impact the Company’s or the Peak Gold JV’s operations schedule;
•	Expanded rigorous monitoring and testing requirements for COVID-19;
•	Ability to obtain insurance coverage on commercially reasonable terms;
•	Competition generally and the increasing competitive nature of the mining industry;
•	Risk related to title to properties; and
•	Ability to consummate strategic transactions.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All forward-looking statements contained in or incorporated by reference into this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. See the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for some of the important factors that could affect the Company’s financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all other information included or incorporated by reference herein or therein, and the consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

Contango ORE engages in exploration for gold ore and associated minerals in Alaska. The Company conducts its operations through three primary means:

  •           a 30.0% membership interest in Peak Gold, LLC (the “Peak Gold JV”), which leases approximately 675,000 acres from the Tetlin Tribal Council and holds approximately 13,000 additional acres of State of Alaska mining claims (such combined acreage, the “Peak Gold JV Property”) for exploration and development, including in connection with the Peak Gold JV’s plan to mine ore from the Peak and North Peak deposits within the Peak Gold JV Property (“Manh Choh” or the “Manh Choh Project”);

  •           its wholly-owned subsidiary, Alaska Gold Torrent, LLC, an Alaska limited liability company (“AGT”), which leases the mineral rights to approximately 8,600 acres of State of Alaska and patented mining claims for exploration from Alaska Hard Rock, Inc., located in three former producing gold mines located on the patented claims in the Willow Mining District about 75 miles north of Anchorage, Alaska (“Lucky Shot” or the “Lucky Shot Project”); and

  •           its wholly-owned subsidiary, Contango Minerals Alaska, LLC (“Contango Minerals”), which separately owns the mineral rights to approximately 145,280 acres of State of Alaska mining claims for exploration, including (i) approximately 69,780 acres located immediately northwest of the Peak Gold JV Property (the “Eagle/Hona Property”), (ii) approximately 14,800 acres located northeast of the Peak Gold JV Property (the “Triple Z Property”), (iii) approximately 52,700 acres of new property in the Richardson district of Alaska (the “Shamrock Property”) and (iv) approximately 8,000 acres located to the north and east of the Lucky Shot Project (the “Willow Property” and, together with the Eagle/Hona Property, the Triple Z Property, and the Shamrock Property, collectively the “Minerals Property”). The Company relinquished approximately 69,000 acres located on the Eagle/Hona prospect in November 2022. The Company retained essentially all of the acreage where drilling work was performed in 2019 and 2021, and used sampling data to determine which acreage should be released.

The Lucky Shot Project and the Minerals Property are collectively referred to in this prospectus as the “Contango Properties”.

The Company’s Manh Choh Project is in the development stage. All other projects are in the exploration stage.

The Company has been involved, directly and through the Peak Gold JV, in exploration on the Manh Choh Project since 2010, which has resulted in identifying two mineral deposits (Main and North Manh Choh) and several other gold, silver, and copper prospects. The Peak Gold JV plans to mine ore from the Main and North Manh Choh deposits and then process the ore at the existing Fort Knox mining and milling complex located approximately 240 miles (400 km) away. The use of the Fort Knox facilities is expected to accelerate the development of the Peak Gold JV Property and result in reduced upfront capital development costs, smaller environmental footprint, a shorter permitting and development timeline and less overall execution risk for the Peak Gold JV to advance the Main and North Manh Choh deposits to production. The Peak Gold JV has entered into an Ore Haul Agreement with Black Gold Transport, located in North Pole, Alaska to transport the Run-of-Mine ore from the Manh Choh mine site to the Fort Knox Mill complex. Peak Gold JV has also entered into a contract with Kiewit Mining Group to provide contract mining and site preparation work at the Manh Choh site. The Peak Gold JV will be charged a toll for using the Fort Knox facilities pursuant to a toll milling agreement by and between the Peak Gold JV and Fairbanks Gold Mining, Inc., which was entered into and became effective as of April 14, 2023.

Kinross Gold Corporation (“Kinross”) released a combined feasibility study for the Fort Knox mill and the Peak Gold JV in July 2022. Also, in July 2022, Kinross announced that its board of directors (the “Kinross Board”) made a decision to proceed with development of the Manh Choh Project. Effective December 31, 2023, CORE Alaska, KG Mining and the Peak Gold JV executed the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Peak Gold JV (the “A&R JV LLCA Amendment”). The A&R JV LLCA Amendment provides that, beginning in 2023, the budget of the Peak Gold JV shall be determined on a quarterly basis. The Peak Gold JV management committee approved a budget for the first and second calendar quarters of 2023 totaling $42.7 million, of which the Company’s share was $12.8 million. As of May 2023, the Company had funded $6.1 million of the approved first and second calendar quarter budgets. The current year budget primarily relates to access road construction and costs incurred for the refurbishment and expansion of the Manh Choh camp facilities. The Manh Choh camp facilities, located in Tok, Alaska, have now been completed and construction work on the road has an expected completion of August 2023. The Mine Operating permit issued by the State of Alaska Department of Natural Resources has been submitted. Once issued, mine site construction and mine development of the Manh Choh Project site can be undertaken so that the project remains on schedule for first gold production in the second half of 2024.

At the Lucky Shot Project, the Company engaged Atkinson Construction and Major Drilling as contractors to execute the 2022 exploration/development program. The Company completed 29 exploration drill holes on the property. Drilling began in late June 2022, and ended in November when activities ceased in preparation for the winter months. All 29 holes intersected the Lucky Shot vein structure. The Company has engaged a third-party structural geologist from Oriented Targeted Solutions Inc. to complete a structural analysis of the vein structure based on underground mapping and drill core logging. The Company will release all assay results once the results have been finalized and quality assurance and quality control has been completed. The Company anticipates completing an initial resource estimate, and then making plans for a follow-up program to continue exploration of the Lucky Shot vein structure. Once a sufficient size and quality of mineralized material has been defined, the Company expects to initiate a technical study to determine if commercial mining is viable.

On the Shamrock Property, the Company conducted soil and surface rock chip sampling during 2021. Follow-up trenching and detailed geologic mapping is planned for the summer of 2023. At the Eagle/Hona Property, the Company carried out a detailed reconnaissance of the northern and eastern portions of the large claim block that had not previously been detail sampled. Due to the steep topography, a helicopter was used to execute the program safely. Follow-up geologic mapping and sampling is planned for the summer of 2023.

The Company’s 30.0% membership interest in the Peak Gold JV, its ownership of AGT and Contango Minerals, and cash on hand constitute substantially all of the Company’s assets.

Our principal executive offices are located at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098. Our telephone number is (713) 877-1311 and our website address is www.contangoore.com. Information contained on our website does not constitute a part of this prospectus supplement.

Recent Developments

Mine Operating and Closure Plan

On May 15, 2023, the Peak Gold JV received approval of its Waste Management Plan, Plan of Operations, and Reclamation and Closure Plan from the State of Alaska Departments of Environmental Conservation and Natural Resources.

Credit Facility

On May 17, 2023, the Company entered into a credit and guarantee agreement (the “Credit Agreement”), by and among CORE Alaska, LLC as the borrower, each of the Company, Alaska Gold Torrent, LLC, and Contango Minerals Alaska, LLC, as guarantors, each of the lenders party thereto from time to time, ING Capital LLC as administrative agent for the lenders, and Macquarie Bank Limited, as collateral agent for the secured parties. The Credit Agreement provides for a senior secured loan facility (the “Facility”) of up to US$70 million, of which $65 million is committed in the form of a term loan facility and $5 million is uncommitted in the form of a discretionary liquidity buffer facility. The Company drew $10 million on the term loan facility at the initial closing, with future draws subject to certain additional conditions being met.

Outstanding amounts under the Facility will bear interest based on the three-month adjusted term Secured Overnight Financing Rate (“SOFR”) plus (i) 6.00% per annum prior to the completion date for the Manh Choh Project and (ii) 5.00% per annum thereafter, which will be payable quarterly. The Facility will mature on December 31, 2026 and will be repaid via quarterly repayments over the life of the loan.

The Credit Agreement contains representations and warranties and affirmative and negative covenants customary for credit facilities of this type, including customary events of default. One such event of default was deemed to have occurred if a second borrowing under the Facility had not occurred on or prior to July 17, 2023, 60 days following the closing date of of the Credit Agreement. On July 17, 2023, because the conditions enabling a second borrowing had not been met, the Company entered into Amendment No. 1 to the Credit Agreement, which extended the time for such conditions to be met by an additional 30 days, or until August 16, 2023.

S-K 1300 Reports

On May 26, 2023, the Company announced that it completed a Technical Report Summary (“TRS”), prepared in accordance with S-K 1300, on the Manh Choh Project. The Manh Choh TRS summarizes the results of a Feasibility Study (“FS”) and subsequent FS economic update prepared by KG Mining (Alaska), Inc., Contango’s joint venture partner for the Manh Choh Project and an indirect subsidiary of Kinross. The mineral resource estimate set forth in the Manh Choh TRS represents an update as of December 31, 2022 to the April 2021 Manh Choh TRS.

On June 12, 2023, the Company announced that it completed a TRS, prepared in accordance with S-K 1300, on the Lucky Shot Project. The Lucky Shot TRS summarizes mineral resource estimates held by Contango at the Lucky Shot Project as of May 26, 2023.

See “Notice Regarding Mineral Disclosure” on page S-iii of this prospectus supplement.

The Offering

Common stock offered by us                                                                            _______ shares of common stock.

Offering price                                                                                                    $________ for each share of common stock.

Common stock to be outstanding following the offering(1)                           ______ shares of common stock (or ______ shares of common stock if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option                                                                                      We have granted the underwriters an option to purchase up to an additional _______ shares of our common stock.
                                                                                                                            This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Lock-ups                                                                                                            Our officers and directors and certain of our stockholders will enter into lock-up agreements restricting the transfer of shares of or relating to our capital stock for 120 days after the closing of this offering, subject to certain exceptions.

Use of proceeds                                                                                                  We expect to receive net proceeds to us from this offering of approximately $____ million (or approximately
                                                                                                                             $____ million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and estimated offering expenses.
                                                                                                                             We intend to use the net proceeds (after the payment of any offering expenses and/or underwriting discounts and commissions) from this offering to fund our contribution obligations to the Peak Gold JV for the Manh Choh
                                                                                                                             Project, continue exploration drilling at the Lucky Shot Project and fund working capital requirements. See the
                                                                                                                             “Use of Proceeds” section of this prospectus supplement.

Risk factors                                                                                                         Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus supplement and the underlying prospectus and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

NYSE American symbol                                                                                  “CTGO”

_______________

(1)   The number of shares of common stock is based on 7,781,690 shares outstanding as of July 19, 2023, which, as of March 31, 2023, includes 429,376 shares of unvested restricted stock at a weighted average            price of $21.00, and excludes:

        •     501,000 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $14.50 and $28.90, respectively;

        •     473,386 shares of common stock available for future issuance under our Amended and Restated 2010 Equity Compensation Plan; and

        •     655,738 shares of our common stock issuable upon conversion of our outstanding convertible debenture.

        Unless specifically stated otherwise, all information in this prospectus supplement assumes no exercise of outstanding stock options or warrants or conversion of convertible notes described above.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. Before you invest in our common stock, you should carefully consider the risk factors included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our securities could decline materially and you could lose all or part of your investment. The risks described in this prospectus supplement and the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to This Offering and Our Common Stock

You may experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You may incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to __________ shares offered in this offering at a public offering price of $____ per share, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $____ per share. We have a significant number of stock options and warrants outstanding, and, in order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In the event that the outstanding options and/or warrants are exercised, or that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

Until such time, if ever, we can generate substantial revenues, we expect to finance our cash needs through a combination of additional equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our development or future commercialization efforts.

The Company’s common stock is thinly traded.

As of July 19, 2023, there were approximately 7.8 million shares of the Company’s common stock outstanding, with directors and officers beneficially owning approximately 22% of our outstanding common stock. Our common stock is listed on the NYSE American under the symbol “CTGO”. Although our common stock is listed on the NYSE American, trading has been irregular and with low volumes and therefore the market price of our common stock may be difficult to ascertain. Since the Company’s common stock is thinly traded (average trading volume of approximately 10,700 shares of common stock per day for fiscal year 2023 to date), the purchase or sale of relatively small common stock positions may result in disproportionately large increases or decreases in the price of the Company’s common stock.

Our failure to meet the continued listing requirements of the NYSE American could result in a delisting of our common stock.

On November 19, 2021, our common stock was approved for listing on the NYSE American, LLC, and began trading on such exchange on November 24, 2021. If we fail to satisfy the continued listing requirements of the NYSE American, such as the corporate governance requirements or the minimum closing bid price requirement, the exchange may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we anticipate that we would take actions to restore our compliance with applicable exchange requirements, such as stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below such exchange’s minimum bid price requirement, or prevent future non-compliance with such exchange’s listing requirements.

The Company does not intend to pay dividends in the foreseeable future.

For the foreseeable future, the Company intends to retain any earnings to finance the development of its business, and the Company does not anticipate paying any cash dividends on its common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors of the Company (the “Board”) and will be dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that the Board considers relevant. Accordingly, investors must rely on sales of their common stock after any price appreciation, which may never occur, as the only way to realize a return on their investment.

The U.S. federal income tax treatment of distributions on our common stock to a holder will depend upon our tax attributes and the holder’s tax basis in our stock, which are not necessarily predictable and can change over time.

Distributions of cash or property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Also, if any holder sells our common stock, the holder will recognize a gain or loss equal to the difference between the amount realized and the holder’s tax basis in such common stock.

To the extent that the amount of our distributions is treated as a non-taxable return of capital as described above, such distribution will reduce a holder’s tax basis in the common stock. Consequently, such excess distributions will result in a corresponding increase in the amount of gain, or a corresponding decrease in the amount of loss, recognized by the holder upon the sale of the common stock or subsequent distributions with respect to such stock. Additionally, with regard to U.S. corporate holders of our common shares, to the extent that a distribution on common shares exceeds both our current and accumulated earnings and profits and such holder’s tax basis in such shares, such holders would be unable to utilize the corporate dividends-received deduction (to the extent it would otherwise be applicable to such holder) with respect to the gain resulting from such excess distribution.

Prospective investors in our common stock are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our shares that are not treated as dividends for U.S. federal income tax purposes.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation authorizes our Board to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of our preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of a class or series of our preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of our preferred stock could affect the residual value of our common stock.

If securities or industry analysts adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

We are taxed as a corporation for U.S. federal income tax purposes.

We will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to you. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. We will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to our stockholders.

A non-U.S. holder of our common stock will be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our common stock unless (i) our common stock is regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-U.S. holder of our common stock generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of our common stock to the extent our common stock constitutes a “United States real property interest” (“USRPI”), under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes stock in a “United States real property holding corporation.” We are, and expect to continue to be for the foreseeable future, a “United States real property holding corporation.”

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were “effectively connected” with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if our common stock is regularly traded on an established securities market (the “Regularly Traded Exception”), then gains realized upon a sale or other disposition of our common stock will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of our common stock at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder’s holding period for its common stock; or (ii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the common stock on such date. Our common stock currently trades on the NYSE American. If our common stock is delisted, it is uncertain whether our common stock will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, we can provide no assurances that the common stock will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that our common stock does not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of our common stock will be subject to tax under FIRPTA unless an exemption applies. The foregoing summary is qualified in its entirety by the discussion contained herein under the heading “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders.”

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We may, upon completion of the offering of common stock described in this prospectus supplement, or in the future as a result of subsequent shifts in our stock ownership, experience, an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. At this time, we have not completed a study to assess whether an ownership change under Section 382 of the Code may occur in the foreseeable future, or whether there have been due to the costs and complexities associated with such a study. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

The tax treatment of corporations or an investment in our common stock could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our common stock may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common stock.

Anti-takeover provisions of the Company’s certificate of incorporation, bylaws and Delaware law could adversely affect a potential acquisition by third parties.

On September 23, 2020, the Company adopted a limited duration stockholder rights agreement (the “Rights Agreement”). Pursuant to the Rights Agreement, the Board declared a dividend of one preferred stock purchase right for each share of the Company’s common stock held of record as of October 5, 2020. The Rights Agreement is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s stockholders. The existence of the Rights Agreement, however, could have the effect of making it more difficult for a third party to acquire a majority of Company’s outstanding common stock, and thereby adversely affect the market price of the Company’s common stock. On September 21, 2021, the Board approved an amendment to the Rights Agreement to extend the expiration date of the Rights Agreement to September 22, 2022, and on August 31, 2022, the Board approved another amendment to the Rights Agreement to extend the expiration date of the Rights Agreement to September 22, 2023.

In addition, the Company’s certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of the Company’s common stock that could result from actual or rumored takeover attempts, preventing changes in the Company’s management or limiting the price that investors may be willing to pay for shares of common stock. Among other things, these provisions:

•	Limit the personal liability of directors;
•	Limit the persons who may call special meetings of stockholders;
•	Prohibit stockholder action by written consent;
•	Establish advance notice requirements for nominations for election of the Board and for proposing matters to be acted on by stockholders at stockholder meetings;
•	Require us to indemnify directors and officers to the fullest extent permitted by applicable law; and
•	Impose restrictions on business combinations with some interested parties.
Failure to close this offering may prevent further borrowings under the Credit Agreement.

If we do not complete this offering, we may not be able to meet the conditions necessary in order to obtain a second borrowing under the Facility on or prior to August 16, 2023 which could risk triggering an event of default under the Credit Agreement. In such an event, we would seek to obtain another amendment to the Credit Agreement to further extend the time in which to meet the necessary conditions, however, there is no guarantee that the the lenders would agree to such extension. Losing access to the remaining portion of the Facility could have a material adverse effect on our financial condition and liquidity.

Our management has broad discretion in the use of the net proceeds of this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $__________ (or approximately $__________ if the underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds (after the payment of any offering expenses and/or underwriting discounts and commissions) from the sale of the common stock offered by this prospectus supplement for:

•
funding the Company’s contribution obligations to the Peak Gold JV for remaining capital and capital contributions in order to maintain our 30% equity interest in the development of the Manh Choh Project until positive cash flow from operations is realized;

•
advanced surface and underground exploration on our 100% owned Lucky Shot Project, including surface and underground drilling and assaying, under access development (tunneling and drifting), road maintenance for year-round operations, various test work (metallurgy, hydrology and geotechnical), and management oversight;

•	continued exploration of the Minerals Property;
•	funding working capital requirements; and
•	general corporate purposes, including evaluation of potential strategic acquisitions.
However, management of Contango will have discretion with respect to the actual use of the net proceeds of the offering, and there may be circumstances where, for sound business reasons, a reallocation of the net proceeds is necessary. See “Risk Factors.”

Pending the application of such proceeds, we may invest the proceeds in short-term marketable securities or money market obligations.

The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

DILUTION

If you invest in our shares of common stock in this offering, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you purchase in this offering, and the net tangible book value per share of common stock immediately after this offering.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities and preferred stock. As of March 31, 2023, our net tangible book value was approximately $(5,723,550), or $(0.78) per share. Net tangible book value is total assets minus the sum of liabilities, intangible assets and non-controlling interests. Net tangible book value per share is net tangible book value divided by the total number of shares of our common stock outstanding as of March 31, 2023.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering.

After giving effect to the sale of the shares in this offering at the public offering price of $__________ per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $__________ or approximately $_____ per share of common stock, as of March 31, 2023. This represents an immediate increase in net tangible book value of approximately $__.__ per share to existing stockholders and an immediate dilution of approximately $_____ per share to investors in this offering. The following table illustrates this calculation on a per share basis.:

Public offering price per share	$		[___]
Net tangible book value per share as of March 31, 2023		$(0.78)
Increase in net tangible book value per share attributable to this offering	$	[___]
As adjusted net tangible book value per share as of March 31, 2023	$		[___]
Dilution per share to investors participating in this offering	$		[____]

The above table does not assume or give effect to the exercise of the underwriters’ option to purchase _____ additional shares in this offering. Furthermore, to the extent outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, you will experience further dilution.

The discussion and table above are based on 7,306,718 shares of common stock outstanding as of March 31, 2023, which, as of March 31, 2023, includes 429,376 shares of unvested restricted stock at a weighted average exercise price of $21.00, and excludes:

•	501,000 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $14.50 and $28.90, respectively;
•	473,386 shares of common stock available for future issuance under our Amended and Restated 2010 Equity Compensation Plan; and
•	655,738 shares of our common stock issuable upon conversion of our outstanding convertible debenture.
Unless specifically stated otherwise, all information in this prospectus supplement assumes no exercise of outstanding stock options or warrants or conversion of convertible notes described above.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2023. Such information is set forth:

•	on an actual basis; and
•
on a pro forma as adjusted basis, giving effect to the sale of the shares in this offering at a public offering price of $_____ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with the section of this prospectus supplement entitled “Use of Proceeds” and with the financial statements and related notes and the other information that we incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time with the SEC.

	As of March 31, 2023
	Actual	As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$2,919	$–
Current Assets	4,127
Total Assets	$17,540
Total liabilities	$23,264
Stockholders’ equity:
Common stock, $0.01 par value, 45,000,000 shares authorized, 7,306,718 shares issued and outstanding as of March 31, 2023	73
Additional paid-in capital	$82,063
Accumulated Deficit	(87,860)
Total stockholders’ equity	(5,724)
Total Liabilities and Stockholders Equity	$17,540

The calculation in the table above excludes as of March 31, 2023:

•	429,376 shares of unvested restricted stock at a weighted average exercise price of $21.00, and excludes:
•	501,000 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $14.50 and $28.90, respectively;
•	473,386 shares of common stock available for future issuance under our Amended and Restated 2010 Equity Compensation Plan; and
•	655,738 shares of our common stock issuable upon conversion of our outstanding convertible debenture.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Maxim Group LLC and Freedom Capital Markets, the representatives, are acting as the joint book runners. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Number of Shares
Underwriter
Maxim Group LLC	—
Freedom Capital Markets	—
TOTAL	—

The underwriters have agreed to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.

The shares of common stock offered hereby should be ready for delivery on or about July _____, 2023, against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price less a concession of up to $_____ per share of common stock. After the shares of common stock are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of __________ additional shares of common stock. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions. If this option is exercised in full, the total price to us before expenses will be approximately $__________, and the total net proceeds to us will be approximately $__________.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the representatives:

	Per Share of Common Stock	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $_____, which includes up to $100,000 that we have agreed to reimburse the representatives for the fees and expenses incurred by them in connection with the offering. We have agreed to the payment of $25,000 to be applied against the representatives’ expenses, the advance. Upon acceptance of the engagement by the representatives, the Company delivered to the representatives the advance. Such advance will be applied against the representatives’ expenses in connection with the offering, and to the extent not actually incurred, such advance shall be reimbursed to us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, and our officers, directors and certain stockholders, have agreed to a 120-day “lock-up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock, subject to certain exceptions. This means that, subject to certain exceptions, for a period of 120 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim Group LLC and Freedom Capital Markets. The terms of the lock-up agreements may be waived by the representatives of the underwriters at their discretion, although the representatives have no present intention to waive or shorten the lock-up period.

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotments and syndicate covering transactions — The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•
Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•
Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NYSE American or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

Selling Restrictions

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant Member State of any shares at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),
provided that no such offer of shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Notice to prospective investors in the Russian Federation

This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not "qualified investors" within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 "On the securities market" (as amended) (“Russian QIs”) and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Notice to prospective investors in Kazakhstan

This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the issuer and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Notice to prospective investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”) or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The issuer has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares, that each

Qualified Investor will represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares; (iv) that the shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to prospective investors in the United Arab Emirates

This prospectus has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the ‘‘UAE’’), the Securities and Commodities Authority (the ‘‘SCA’’) or any other relevant licensing authority in the UAE (including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the DFSA, a regulatory authority of the Dubai International Financial Centre and the Financial Services Marketing Authority of the Abu Dhabi Global Market), and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the SCA Chairman Resolution No. 3/R.M. of 2017 Concerning the Regulation of Promotion and Introduction, and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

This prospectus is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale and/or marketing of the shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE. The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Switzerland

The shares may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland and will not be listed on the SIX Swiss Exchange Ltd (‘‘SIX’’) or on any other stock exchange or regulated trading venue in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of SIX or any other exchange or regulated trading venue in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Cyprus

Each of the underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a general summary of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock applicable to ”Non-U.S. Holders.” As used in this prospectus supplement, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets. For U.S. federal income tax purposes, a U.S. person is:

•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) otherwise has validly elected to be treated as a U.S. domestic trust.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships acquiring our common stock, and partners in such partnerships, are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign tax-exempt organizations, former U.S. citizens or residents, persons who hold or receive common stock as compensation and persons subject to the alternative minimum tax). This summary is based on provisions of the Code, applicable regulations promulgated by the U.S. Department of the Treasury (the “Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of owning and disposing of our common stock.

Tax Consequences to Non-U.S. Holders

Distributions on Common Stock

In the event we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in our common stock (with a corresponding reduction in such Non-U.S. Holder’s adjusted tax basis in our common stock), and thereafter as capital gain  Subject to the withholding requirements under FATCA (as defined below) and except  with respect to dividends treated as effectively connected income, each of which is discussed below, dividends paid to a Non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), which must be updated periodically, certifying qualification for the reduced rate. Special certification requirements and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividend income will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•
our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for our common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

With respect to the third bullet point above, in general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests (including its U.S. real property interests) and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock is and continues to be “regularly traded on an established securities market”, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the relevant disposition occurred, all non-U.S. holders (regardless of the percentage of stock owned) generally would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by such non- U.S. holders, even if such Non-U.S. Holder’s ultimate U.S. federal income tax liability were determined to be less than the amount withheld.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

Any of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Any distributions paid on our common stock, and the tax withheld with respect thereto, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the distributions were effectively connected with a trade or business in the United States conducted by the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 24%) on certain reportable payments. Distributions paid to a Non-U.S. Holder on our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a successor form for either) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund if the Non-U.S. Holder provides the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) impose U.S. withholding on certain payments made to “foreign financial institutions” and to certain other non-U.S. entities, including intermediaries. Such withholding will generally be imposed at a 30% rate on certain payments of dividends on shares issued by a U.S. person, including our common stock, to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. Withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or the entity furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding our common stock through financial institutions in such countries. FATCA withholding currently applies to payments of U.S.-source dividends and other fixed payments. Although the term “withholdable payment,” as defined in the Code, also includes the gross proceeds of a disposition of stock (including a liquidating distribution from a corporation) or debt instruments, in each case with respect to any U.S. investment, recently issued proposed Treasury Regulations provide that such gross proceeds are not “withholdable payments” under FATCA. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Neither we nor any other person would be required to pay additional amounts as a result of FATCA withholding. Non-U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of FATCA to their ownership and disposition of our common stock.

Such withholding will generally be imposed at a 30% rate on certain payments of dividends on shares issued by a U.S. person, including our common stock, to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. Withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or the entity furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding our common stock through financial institutions in such countries. FATCA withholding currently applies to payments of U.S.-source dividends and other fixed payments. Although the term “withholdable payment,” as defined in the Code, also includes the gross proceeds of a disposition of stock (including a liquidating distribution from a corporation) or debt instruments, in each case with respect to any U.S. investment, recently issued proposed Treasury Regulations provide that such gross proceeds are not “withholdable payments” under FATCA. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Neither we nor any other person would be required to pay additional amounts as a result of FATCA withholding. Non-U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of FATCA to their ownership and disposition of our common stock.

Withholding under the Foreign Account Tax Compliance Act

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Holland & Knight LLP, Houston, Texas. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Contango ORE, Inc. as of June 30, 2022 and 2021, and for the years then ended, and the financial statements of Peak Gold, LLC as of December 31, 2021 and 2020, and for the year ended December 31, 2021, the six-month period ended December 31, 2020, and the year ended June 30, 2020, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Annual Report on Form 10-K of Contango ORE, Inc. for the year ended June 30, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The information appearing or incorporated by reference into this prospectus supplement and the accompanying prospectus concerning estimates of our mineral resources for the Manh Choh Project and the Lucky Shot Project was derived from the respective Technical Report Summaries for each property, and has been included herein upon the authority of John Sims, AIPG Certified Professional Geologist and President of Sims Resources LLC, as qualified person with respect to the matters covered by such report and in giving such report. Mr. Sims is not an employee of the Company or the Peak Gold JV, and neither Mr. Sims nor Sims Resources LLC is affiliated with the Company, the Peak Gold JV or another entity that has an ownership, royalty or other interest in the properties that are the subject of the Manh Choh TRS or the Lucky Shot TRS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-35770) pursuant to the Exchange Act. Our filings are available to the public through the SEC’s website at www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.contangoore.com. Our website and the information contained therein or connected thereto are not a part of this prospectus supplement or the accompanying prospectus or the registration statement of which they form a part, and are not incorporated by reference into this prospectus supplement or the accompanying prospectus or the registration statement of which they form a part.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement or in the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 31, 2022;
•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on March 3, 2023;
•
our Quarterly Reports on Form 10-Q (i) for the fiscal quarter ended September 30, 2022, filed with the SEC on November 10, 2022, (ii) for the fiscal quarter ended December 31, 2022, filed with the SEC on February 6, 2023 and (iii) for the fiscal quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•	our Current Reports on Form 8-K filed with the SEC on September 2, 2022, November 15, 2022, December 23, 2022, January 19, 2023, May 19, 2023, June 2, 2023, June 9, 2023 and June 16, 2023;
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 4, 2022; and
•
the description of our shares of common stock contained in our Registration Statement on Form 8‑A filed with the SEC on November 21, 2021, as updated by the description of our common stock filed as Exhibit 4.12 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed with the SEC on August 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement or the accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to the following address:

Contango ORE, Inc.
3700 Buffalo Speedway,
Houston, Texas 77098
Attention: Corporate Secretary
(713) 877-1311

PROSPECTUS

Contango ORE, Inc.

$100,000,000

Common Stock
Preferred Stock
Warrants
Subscription Rights
Units

and

415,000 Shares of Common Stock Offered
by the Selling Stockholder

We may, from time to time in one or more offerings, offer and sell up to $100,000,000 in the aggregate of common stock, preferred stock, warrants to purchase common stock or preferred stock, subscription rights, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.

In addition, the selling stockholder named herein may offer and sell up to an aggregate of 415,000 shares of our common stock from time to time in one or more offerings. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

The common stock, the preferred stock, the warrants, the subscription rights and the units collectively are referred to in this prospectus as the "securities".

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We or the selling stockholder may offer and sell these securities on a continuous or delayed basis through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the OTCQB Tier of the OTC Markets Group Inc. under the symbol “CTGO”. The last reported sales price of our common stock on the OTCQB on October 26, 2021 was $20.20 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED UNDER “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT OR ANY OF THE DOCUMENTS WE INCORPORATE BY REFERENCE BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used without a prospectus supplement.

The date of this prospectus is November 12, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell the securities described in this prospectus in one or more offerings or resales up to an aggregate amount of $100,000,000. In addition, under this shelf process, the selling stockholder to be named in a supplement to this prospectus may, from time to time, sell up to 415,000 shares of common stock, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling stockholder may offer. Each time we or the selling stockholder sells any of the securities described herein, we or the selling stockholder may provide a prospectus supplement that will contain specific information about the terms of that offering and may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus that we authorize to be distributed to you and any information incorporated by reference into the foregoing, together with additional information described under the heading “Where You Can Find More Information” before buying any of the securities offered under this prospectus.

You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. Neither we nor the selling stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

NOTICE REGARDING MINERAL DISCLOSURE

(Industry Guide 7 vs. Regulation S-K 1300 et. seq.)

In October 2018, the Securities and Exchange Commission (the “SEC”) adopted amendments to its current disclosure rules to modernize the mineral property disclosure requirements for mining registrants. The amendments include the adoption of a new subpart 1300 of Regulation S-K, which will govern disclosure for mining registrants (the “SEC Mining Modernization Rules”). The SEC Mining Modernization Rules replace the historical property disclosure requirements for mining registrants that were included in the SEC’s Industry Guide 7 and better align disclosure with international industry and regulatory practices, including the Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects. The Company must comply with the SEC Mining Modernization Rules as of the Company’s fiscal year beginning on or after January 1, 2021, which began on July 1, 2021.

The Technical Report summary for the Peak Gold JV Property (as defined below) has been prepared in accordance with the SEC Mining Modernization Rules and is included as Exhibit 96.1 to the registration statement that contains this prospectus.

These disclosures differ in material respects from the requirements set forth in Industry Guide 7, which remains applicable to U.S. companies subject to the reporting and disclosure requirements of the SEC that have not early adopted the SEC Mining Modernization Rules. These standards differ significantly from the disclosure requirements of Industry Guide 7 in that mineral resource information contained herein may not be comparable to similar information disclosed by U.S. companies that have not early adopted the SEC Mining Modernization Rules.

The financial statements, notes thereto and audits for the fiscal years ended June 30, 2020 and 2021, all of which are contained in the documents incorporated by reference into this prospectus, were prepared in compliance with Industry Guide 7. The accounting and definitions used in the notes to the financial statements for the Company’s fiscal years ending June 30, 2020 and 2021 were prepared in compliance with Industry Guide 7 since the SEC Mining Modernization Rules were not applicable during these periods. However, since there are disclosures made in this prospectus that are made to be current when the Company's prospectus is effective and since the effective date of the prospectus will be after June 30, 2021, the disclosure made in certain Items that is not solely based on an historical presentation for periods prior to July 1, 2021 has been made in compliance with the SEC Mining Modernization Rules. Additionally, we anticipate disclosures to be made in prospectus supplements will be made in compliance with the SEC Mining Modernization Rules.

The Company has no known reserves as defined under Industry Guide 7 or the SEC Mining Modernization Rules.  There are significant differences in the definitions and in the disclosure required under the SEC Mining Modernization Rules and under Industry Guide 7.  Under Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  Industry Guide 7 does not define and the SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve.

Therefore, the reader should be aware that the notes to the financial statements were prepared in compliance with Industry Guide 7, and the balance of this prospectus was prepared (and we anticipate prospectus supplements will be prepared) in compliance with the SEC Mining Modernization Rules. Therefore, those terms that have specific definitions in the SEC Mining Modernization Rules have those meanings ascribed to them by the regulation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. The words and phrases “should be”, “will be”, “believe”, “expect”, “anticipate”, “estimate”, “forecast”, “goal” and similar expressions identify forward-looking statements and express expectations about future events. These include such matters as:

•	The Company’s financial position;
•	Business strategy, including outsourcing;
•	Meeting the Company’s forecasts and budgets;
•	Anticipated capital expenditures and the availability of future financing;
•	Prices of gold and associated minerals;
•	Timing and amount of future discoveries (if any) and production of natural resources on the Peak Gold JV Property and the Company's other properties;
•	Operating costs and other expenses;
•	Cash flow and anticipated liquidity;
•	The Company’s ability to fund its business with current cash reserves based on currently planned activities;
•	Prospect development;
•	Operating and legal risks; and
•	New governmental laws and regulations.

Although the Company believes the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. These factors include among others:

•	Ability to raise capital to fund capital expenditures;
•	Ability to retain or maintain our relative ownership interest in the Peak Gold JV;
•	Ability to influence management of the Peak Gold JV;
•	Ability to realize the anticipated benefits of the Kinross Transactions, including ability to process ore mined from the Peak Gold JV Property at the existing Fort Knox mining and milling complex;
•
Disruption from the Kinross Transactions and transition of the Peak Gold JV's management to Kinross, including as it relates to maintenance of business and operational relationships, potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•	Operational constraints and delays;
•	The risks associated with exploring in the mining industry;
•	The timing and successful discovery of natural resources;
•	Availability of capital and the ability to repay indebtedness when due;
•	Declines and variations in the price of gold and associated minerals;
•	Availability of operating equipment;
•	Operating hazards attendant to the mining industry;
•	The ability to consummate acquisitions and the effects of acquisitions on our business;
•	Weather;
•	The ability to find and retain skilled personnel;
•	Restrictions on mining activities;
•	Legislation that may regulate mining activities;
•	Changes in applicable tax rates and other regulatory changes;
•	Impact of new and potential legislative and regulatory changes (including commitments to international agreements) on mining operating and safety standards;
•	Uncertainties of any estimates and projections relating to any future production, costs and expenses (including changes in the cost of fuel, power, materials and supplies);
•	Timely and full receipt of sale proceeds from the sale of any of our mined products (if any);
•	Stock price and interest rate volatility;
•	Federal and state regulatory developments and approvals;
•	Availability and cost of material and equipment;

•	Actions or inactions of third parties;
•	Potential mechanical failure or under-performance of facilities and equipment;
•	Environmental and regulatory, health and safety risks;
•	Strength and financial resources of competitors;
•	Worldwide economic conditions;
•
Impact of pandemics, such as the worldwide COVID-19 outbreak, which could impact the Company’s or the Peak Gold JV’s exploration schedule and operating activities and result in reduced demand for mined minerals;

•	Expanded rigorous monitoring and testing requirements;
•	Ability to obtain insurance coverage on commercially reasonable terms;
•	Competition generally and the increasing competitive nature of the mining industry;
•	Risk related to title to properties; and
•	Ability to consummate strategic transactions.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All forward-looking statements contained in or incorporated by reference into this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  See the information under the heading “Risk Factors” in this prospectus for some of the important factors that could affect the Company’s financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

v

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” and all other information included or incorporated by reference into this prospectus.

Unless the context requires otherwise or unless stated otherwise, references in this prospectus to the “Company,” “Contango ORE,” “Contango,” “CORE,” “we,” “our” and “us” refer to Contango ORE, Inc. and its subsidiaries on a consolidated basis.

Our Company

Contango ORE engages in exploration for gold ore and associated minerals in Alaska.  The Company conducts its operations through three primary means:

●
a 30.0% membership interest in Peak Gold, LLC (the “Peak Gold JV”), which leases approximately 675,000 acres from the Tetlin Tribal Council and holds approximately 13,000 additional acres of State of Alaska mining claims (such combined acreage, the “Peak Gold JV Property”) for exploration and development, including in connection with the Peak Gold JV's plan to mine ore from the Peak and North Peak deposits within the Peak Gold JV Property (the “Manh Choh Project”);

●
its wholly-owned subsidiary, Alaska Gold Torrent, LLC, an Alaska limited liability company (“AGT”), which leases the mineral rights to approximately 8,600 acres of State of Alaska and patented mining claims for exploration from Alaska Hard Rock, Inc., located in three former producing gold mines located on the patented claims in the Willow Mining District about 75 miles north of Anchorage, Alaska (the “Lucky Shot Property”); and

●
its wholly-owned subsidiary, Contango Minerals Alaska, LLC (“Contango Minerals”), which separately owns the mineral rights to approximately 215,800 acres of State of Alaska mining claims for exploration, including (i) approximately 139,100 acres located immediately northwest of the Peak Gold JV Property (the “Eagle/Hona Property”), (ii) approximately 14,800 acres located northeast of the Peak Gold JV Property (the “Triple Z Property”), (iii) approximately 52,700 acres of new property in the Richardson district of Alaska staked by the Company in the first quarter of 2021 (the “Shamrock Property”) and (iv) approximately 9,200 acres located to the north and east of the Lucky Shot Property (the “Willow Property” and, together with the Shamrock Property, the Eagle/Hona Property and the Triple Z Property, collectively the “Minerals Property”)

The Lucky Shot Property and the Minerals Property are collectively referred to in this prospectus as the “Contango Properties”.

Properties

From 2009 until September 2020, the Company’s primary focus was on the exploration for minerals near Tok, Alaska pursuant to a mineral lease with the Native Village of Tetlin, governed by the Tetlin Tribal Council (the “Tetlin Lease”). The Tetlin Lease covers mineral rights to an estimated 675,000 acres of land in the Tintina Gold Belt. All work conducted by the Company during that period was directed to support exploration of these lands to increase our understanding of the characteristics of, and potential economics of, any mineralization discovered. In addition to the Tetlin Lease, the Peak Gold JV also held additional acres of State of Alaska mining claims peripheral to the Tetlin Lease. The Company's interest in the Peak Gold JV is held by its wholly-owned subsidiary, CORE Alaska, LLC.

In connection with the Kinross Transactions in 2020 (discussed below), the Lucky Shot Transaction in 2021 (discussed below), and through other activities during and after that time, the Company has acquired to date, through its wholly-owned subsidiaries Contango Minerals and AGT, the rights to approximately 224,400 acres of mining claims for exploration that combined make up the Contango Properties.

In April 2021, the Company obtained a Technical Report Summary for the Manh Choh Project prepared by John Sims, C.P.G., and Sims Resources LLC (collectively, “Sims”) as of December 31, 2020 (the “Technical Report”).  The Technical Report was prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K (the “SEC Mining Modernization Rules”).  The Technical Report estimates mineral resources in the following amounts and categories on the Peak Gold JV Property as of December 31, 2020 (both on a 100% basis and a 30% basis attributed to the Company's ownership interest in the Peak Gold JV):

Summary of Mineral Resources as of December 31, 2020
(Peak Gold JV's 100% Ownership)

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade (g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	473	6.4	97	16.7	254	6.6	101
Indicated	8,728	4.0	1,111	14.1	3,945	4.2	1,168
Total Measured + Indicated	9,201	4.1	1,208	14.2	4,199	4.3	1,267

Inferred	1,344	2.7	116	16.1	694	2.9	126

Summary of Mineral Resources as of December 31, 2020
(Contango's 30% Attributable Ownership)

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade (g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	142	6.4	29	16.7	76	6.6	30
Indicated	2,618	4.0	333	14.1	1,183	4.2	350
Total Measured + Indicated	2,760	4.1	362	14.2	1,260	4.3	380

Inferred	403	2.7	35	16.1	208	2.9	38

Notes:

1.	The definitions for Mineral Resources in the SEC Mining Modernization Rules were followed for Mineral Resources.
2.	The point of reference for the Mineral Resources is in situ.
3.	Mineral Resources are estimated at a cut-off value of US$28 NSR/t and US$30 NSR/t.
4.	Mineral Resources are estimated using a long-term gold price of US$1,400 per ounce Au, and US$20 per ounce Ag.
5.	Metallurgical recoveries were 90% Au and 52% Ag for the Main+West Zone and 94% Au and 60% Ag for the North Zone.
6.	Silver equivalents are reported using a ratio of 70 oz silver per 1 oz gold.
7.	Bulk density is 2.75 t/m3.
8.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
9.	Numbers may not add due to rounding.

The above tables are qualified in their entirety by the Technical Report, and should be read in conjunction with the Technical Report, as well as the warnings and disclaimers set forth in the section entitled “Notice Regarding Mineral Disclosure”.

The Company has not obtained a technical report on the Contango Properties, and therefore no disclosure is contained herein regarding mineral resources on the Contango Properties at this time. The Lucky Shot Property has historically produced minerals; however, the Company did not participate in those production operations, and has not verified historical production figures or future production viability, or obtained a technical report on those properties.

To date, no proven or probable mineral reserves have been established at the Peak Gold JV Property or any of the Contango Properties.

Recent Developments

Acquisition of Lucky Shot Property

On August 24, 2021 the Company completed the purchase of all outstanding membership interests (the “Interests”) of AGT from CRH Funding II PTE. LTD, a Singapore private limited corporation (“CRH”) (the “Lucky Shot Transaction”). AGT holds rights to the Lucky Shot Property.  The Company agreed to purchase the Interests for a total purchase price of up to $30 million. The purchase price includes an initial payment at closing of $5 million in cash and a promissory note in the original principal amount of $6.25 million, payable by the Company to CRH (the “Promissory Note”), with a maturity date of February 28, 2022 (the “Maturity Date”).  The Promissory Note is secured by the Interests.  If the Company completes the offering contemplated by this prospectus and obtains a listing of its shares on the NYSE American prior to the Maturity Date, the Company will pay the Promissory Note through the issuance to CRH of shares of the Company's common stock.  The common stock will be valued at the per share price in this offering, if available, or (y) the per share price representing a 10% discount to the 30-day volume-weighted average share price as of the Maturity Date. If the public offering is not completed or the Company's common stock is not listed on the NYSE American on or before the Maturity Date, the Company will pay the Promissory Note in cash.

In addition to the cash at closing and the Promissory Note, the Company will be obligated to pay CRH additional consideration if production on the Lucky Shot Property meets two separate milestone payment thresholds.  If the first threshold of (1) an aggregate “mineral resource” equal to 500,000 ounces of gold or (2) production and receipt by the Company of an aggregate of 30,000 ounces of gold (including any silver based on a 1:65 gold:silver ratio) is met, then the Company will pay CRH $5 million in cash and $3.75 million in newly issued shares of CORE common stock.  If the second threshold of (1) an aggregate “mineral resource” equal to 1,000,000 ounces of gold or (2) production and receipt by the Company of an aggregate of 60,000 ounces of gold (including any silver based on a 1:65 gold:silver ratio) is met, then the Company will pay CRH $5 million in cash and $5 million in newly issued shares of CORE common stock. If payable, the additional share consideration will be issued based on the 30-day volume weighted average price for each of the thirty trading days immediately prior to the satisfaction of the relevant production goal.

The Company also agreed to make $10,000,000 in expenditures during the 36-month period following closing toward the existence, location, quantity, quality or commercial value of mineral deposits in, under and upon the Lucky Shot Property.

Willow Claims

In the third fiscal quarter of 2021, the Company determined that there was available acreage on lands owned by the State of Alaska to the north and east of the existing patented and State of Alaska mining claims that make up the Lucky Shot Property, and expanded its claims block by the acquisition of an additional 72 State of Alaska mining claims covering approximately 9,200 acres.

Hiring of Mine Manager

On August 16, 2021, the Company hired Chris Kennedy, who has prior experience in underground mine operations management, to serve as the Company's Mine General Manager. In his role, Mr. Kennedy will manage the Company's underground exploration and development program on the Lucky Shot Property.

Amendment No. 1 to Rights Agreement

On September 21, 2021, the Board of Directors of the Company approved an amendment to the Company’s Rights Agreement dated as of September 23, 2020, between the Company and Computershare Trust Company, N.A., as Rights Agent (as amended, the “Rights Plan”), extending the Rights Plan by an additional year to September 22, 2022.

Corporate Information

Contango ORE, Inc. was formed on September 1, 2010 as a Delaware corporation for the purpose of engaging in the exploration in the State of Alaska for gold ore and associated minerals.

On January 8, 2015, the Company's wholly owned subsidiary, CORE Alaska, LLC (“CORE Alaska”), and a subsidiary of Royal Gold, Inc. (“Royal Gold”) formed Peak Gold, LLC (the “Peak Gold JV”). On September 30, 2020, CORE Alaska sold a 30.0% membership interest (the “CORE JV Interest”) in the Peak Gold JV to KG Mining (Alaska), Inc. (“KG Mining”), an indirect wholly-owned subsidiary of Kinross Gold Corporation (“Kinross”).  The sale is referred to as the “CORE Transactions”.

Concurrently with the CORE Transactions, KG Mining, in a separate transaction, acquired 100% of the equity of Royal Alaska, LLC from Royal Gold, which held Royal Gold's 40.0% membership interest in the Peak Gold JV (the “Royal Gold Transactions” and, together with the CORE Transactions, the “Kinross Transactions”). After the consummation of the Kinross Transactions, CORE Alaska retained a 30.0% membership interest in the Peak Gold JV. KG Mining now holds a 70.0% membership interest in the Peak Gold JV and Kinross serves as the manager and operator of the Peak Gold JV.

Our principal executive offices are located at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098. Our telephone number is (713) 877-1311 and our website address is www.contangoore.com. Information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider the risk factors included in, or incorporated by reference into, this prospectus, as updated by our subsequent filings under the Exchange Act, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities.  Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our securities could decline materially and you could lose all or part of your investment. The risks described in the Annual Report are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to our Industry

Exploration activities involve a high degree of risk, and exploratory drilling activities may not be successful.

The Company’s future success will largely depend on the success of the exploration drilling programs on the Contango Properties and the Peak Gold JV Property. Participation in exploration drilling activities involves numerous risks, including the significant risk that no commercially marketable minerals will be discovered. The mining of minerals and the manufacture of mineral products involves numerous hazards, including:

●	Ground or slope failures;
●	Pressure or irregularities in formations affecting ore or wall rock characteristics;
●	Equipment failures or accidents;
●	Adverse weather conditions;
●	Compliance with governmental requirements and laws, present and future;
●	Shortages or delays in the availability and delivery of equipment; and
●	Lack of adequate infrastructure, including access to roads, electricity and available housing.

Poor results from the Company’s or the Peak Gold JV’s drilling activities would materially and adversely affect the Company’s future cash flows and results of operations.

Underground mining operations are subject to unique risks.

While we are not currently conducting mining operations at the Lucky Shot Property, if we begin mining operations on the Lucky Shot Property in the future, such operations will involve underground mining activities. The exploration for minerals, mine construction and mining operations in an underground mine involve a high level of risk and are often affected by hazards outside of our control. Some of these risks include, but are not limited to, underground fires or floods, fall-of-ground accidents, seismic activity and unexpected geological formations or conditions including noxious fumes or gases. The occurrence of one or more of these events in connection with our exploration, mine construction, or production activities may result in the death of, or personal injury to, our employees, other personnel or third parties, the loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, deferral or unanticipated fluctuations in production, environmental damage and potential legal liabilities, all of which may adversely affect our reputation, business, prospects, results of operations and financial condition.

The Contango Properties and the Peak Gold JV Property are located in the remote regions of Alaska and exploration activities may be limited by weather and limited access and existing infrastructure.

The Company and the Peak Gold JV are currently focused on the exploration of properties in the State of Alaska. The arctic climate limits many exploration and mining activities during certain seasons. In addition, the remote location of the properties may limit access and increase exploration expense. Higher costs associated with exploration activities and limitation on the annual periods in which the Company and the Peak Gold JV can carry on exploration activities might increase the costs and time associated with our planned exploration activities and could negatively affect the value of the Contango Properties, the Peak Gold JV Property and the Company’s securities.

The probability that an individual prospect will contain commercial grade reserves is extremely remote.

The probability of finding economic mineral reserves on the Contango Properties or the Peak Gold JV Property is extremely small. It is common to spend millions of dollars on an exploration prospect and complete many phases of exploration and still not obtain mineral reserves that can be economically exploited. Therefore, the possibility that the Contango Properties or the Peak Gold JV Property will contain commercial mineral reserves and that the Company will recover funds spent on exploration is extremely remote.

Competition in the mineral exploration industry is intense, and the Company is smaller and has a much more limited operating history than most of its competitors.

The Company will compete with a broad range of mining companies with far greater resources in their exploration activities. Several mining companies concentrate drilling efforts on one type of mineral and thus may enjoy economies of scale and other efficiencies. However, the Company’s and the Peak Gold JV's drilling strategies currently include exploring for gold ore as well as associated minerals. As a result, the Company may not be able to compete effectively with such companies.

Most competitors have substantially greater financial resources than the Company. These competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than the Company can. In addition, most competitors have been operating for a much longer time than the Company has and have substantially larger staffs. Processing of gold and associated minerals requires complex and sophisticated processing technologies. The Company has no experience in the minerals processing industry.

Because of the Company’s limited operating history, the Company has limited insight into trends that may emerge and affect its business. The Company may make errors in predicting and reacting to relevant business trends and will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies.

The mining industry is historically a cyclical industry and market fluctuations in the prices of minerals beyond the Company's and the Peak Gold JV's control could adversely affect the Company’s and Peak Gold JV’s business.

Prices for minerals tend to fluctuate significantly in response to factors beyond the Company’s control. These factors include:

●	U.S. and global economic conditions;
●	Domestic and foreign tax policy;
●	The price of gold;
●	The cost of exploring for, producing and processing gold;
●	Available transportation capacity; and
●	The overall supply and demand for gold.

Changes in gold prices would directly affect revenues and may reduce the amount of funds available to reinvest in exploration activities. Reductions in gold prices not only reduce revenues and profits, but could also reduce the quantities of resources that are commercially recoverable. Declining metal prices may also impact the operations of the Peak Gold JV by requiring a reassessment of the commercial feasibility of any of its mining work.

Because the Company’s and Peak Gold JV’s sole source of revenue will be the sale of gold and associated minerals, if their exploration efforts are successful, changes in demand for, and the market price of, gold and associated minerals could significantly affect the Company’s and the Peak Gold JV’s profitability. The value and price of the Company’s common stock may therefore be significantly affected by declines in the prices of gold minerals and products.

Gold prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the United States dollar against foreign currencies on the world market, global and regional supply and demand for gold, and the political and economic conditions of gold producing countries throughout the world. The Company and the Peak Gold JV do not have any programs to hedge against fluctuating commodity prices, and as such are highly exposed to those fluctuations.

An increase in the global supply of gold and associated minerals may adversely affect the Company’s and the Peak Gold JV’s business.

The pricing and demand for gold and associated minerals is affected by a number of factors beyond the Company’s or the Peak Gold JV's control, including global economic conditions and the global supply and demand for gold and associated minerals and products. Increases in the amount of gold and associated minerals sold by competitors of the Company and the Peak Gold JV may result in price reductions and/or reduced margins, and the Company and the Peak Gold JV may not be able to compete effectively against current and future competitors.

Concentrating capital investment in the State of Alaska increases exposure to risk.

The Company and the Peak Gold JV have focused their capital investments in exploring for gold and associated mineral prospects on the Contango Properties and the Peak Gold JV Property in the State of Alaska. However, the exploration prospects in Alaska may not lead to any revenues, or the Company or the Peak Gold JV may not be able to drill for mineral deposits at anticipated costs due to financing, environmental and other regulatory or operating uncertainties. Because of this concentration in a limited geographic area, the success and profitability of our operations may be disproportionately exposed to regional factors relative to competitors that have more geographically dispersed operations.

The Company and the Peak Gold JV are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

The Company’s and the Peak Gold JV’s exploratory mining operations are subject to numerous federal, tribal, state and local laws and regulations governing the operations, discharge, emission, or release of materials into the environment and the protection of the environment and human health and safety, including the Federal Clean Water Act (“CWA”), Clean Air Act (“CAA”), Endangered Species Act, Safe Drinking Water Act, Migratory Bird Treaty Act, National Environmental Policy Act, Resource Conservation and Recovery Act (“RCRA”), and  Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Federal initiatives are often also administered and enforced through state agencies or tribal authorities operating under parallel state or tribal statutes and regulations. Failure to comply with such rules and regulations could result in substantial penalties or construction or operational delays or requirements to cease production and have an adverse effect on both the Company and the Peak Gold JV. These laws and regulations may, among other things:

●	Require that the Company and/or the Peak Gold JV obtain permits before commencing mining work and to comply with ongoing permit requirements;
●	Restrict the substances that can be released into the environment in connection with mining work and require remediation of substances that are released;
●	Impose obligations to reclaim land in order to minimize long term effects of land disturbance; and
●	Limit or prohibit mining work on protected areas.

Under these laws and regulations, the Company and/or the Peak Gold JV could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. The Company and the Peak Gold JV maintain limited insurance coverage for sudden and accidental environmental damages. Accordingly, the Company and the Peak Gold JV may be subject to liability, or it may be required to cease production from properties in the event of environmental damages. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays, cause material changes or delays in the Company’s and the Peak Gold JV’s current and planned operations and future activities and reduce the profitability of operations. It is possible that future changes in these laws or regulations could increase operating costs or require capital expenditures in order to remain in compliance. Any such changes could have an adverse effect on the Company’s and the Peak Gold JV’s business, financial condition and results of operations.

The Company and the Peak Gold JV are subject to the Federal Mine Safety and Health Act of 1977 and regulations promulgated thereto, which impose stringent health and safety standards on numerous aspects of their operations.

The Company’s and the Peak Gold JV’s exploration and mining work in Alaska is subject to the Federal Mine Safety and Health Act of 1977, which imposes stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters, and the costs associated with compliance with such laws and regulations can be substantial. The Company’s and the Peak Gold JV’s failure to comply with these standards could have a material adverse effect on their business, financial condition or otherwise impose significant restrictions on their ability to conduct mining work.

The Company or the Peak Gold JV may be unable to obtain, maintain or renew permits necessary for the exploration, development or operation of any mining activities, which could have a material adverse effect on its business, financial condition or results of operation.

The Company and the Peak Gold JV must obtain a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with their current and future operations. To obtain certain permits, the Company and the Peak Gold JV may be required to conduct environmental studies, collect and present data to governmental authorities and the general public pertaining to the potential impact of its current and future operations upon the environment and take steps to avoid or mitigate the impact. The permitting rules are complex and have tended to become more stringent over time. Accordingly, permits required for mining work may not be issued, maintained or renewed in a timely fashion or at all, or may be conditioned upon restrictions which may impede its ability to operate efficiently.  Furthermore, the issuance or renewal of permits can be opposed by adverse persons before governmental authorities, resulting in significant delays and possibly denial of the permits. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on its business, its plans of operation, and properties in that the Company or the Peak Gold JV may not be able to proceed with their exploration, development or mining programs.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and the Peak Gold JV, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our or the Peak Gold JV's financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our and the Peak Gold JV's operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations and the operations of the Peak Gold JV.

Opposition to our operations and those of the Peak Gold JV from local stakeholders or non-governmental organizations could have a material adverse effect on us.

There is an increasing level of public concern relating to the effect of mining production on its surroundings, communities, and environment. Local communities and non-governmental organizations (“NGOs”), some of which oppose resource development, are often vocal critics of the mining industry. While we and the Peak Gold JV seek to operate in a socially responsible manner, opposition to extractive industries or our operations specifically or adverse publicity generated by local communities or NGOs related to extractive industries, or our operations specifically, could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate. As a result of such opposition or adverse publicity, we or the Peak Gold JV may be unable to obtain permits necessary for our operations or to continue operations as planned or at all.

We face risks related to health epidemics and other outbreaks, including the recent spread of COVID-19 novel coronavirus, or fear of such an event.

Our business could be adversely affected by a widespread outbreak of contagious disease, including the outbreak of the 2019 novel strain of coronavirus, causing a contagious respiratory disease known as COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020. Through June 30, 2021, the spread of this virus and government responses have caused business disruption and are adversely affecting many industries. The spread of COVID-19 has also caused significant volatility in U.S. and international debt and equity markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy and consumer confidence. If a significant portion of our workforce or the Peak Gold JV’s workforce becomes unable to work or travel to our operations or the Peak Gold JV’s operations, due to illness or state or federal government restrictions (including travel restrictions and “shelter-in-place” and similar orders restricting certain activities that may be issued or extended by authorities), we or the Peak Gold JV may be forced to reduce or suspend operations at one or more properties, which could reduce exploration activities and development projects and impact liquidity and financial results. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including, but not limited to, risks related to commodity prices and commodity markets, commodity price fluctuations, our ability to raise additional capital, information systems and cyber security and risks relating to operations, impacts of governmental regulations, availability of infrastructure and employees, and challenging global financial conditions.

The Company and the Peak Gold JV are monitoring the situation and taking reasonable steps to keep our business premises, properties, vendors and employees in a safe environment and are constantly monitoring the impact of COVID-19. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact. While we have not seen a significant impact to our results from COVID-19 to date, if the virus continues to cause significant negative impacts to economic conditions or impacts the Peak Gold JV’s ability to continue exploration work, our results of operations, financial condition and liquidity could be adversely impacted.

Our insurance will not cover all of the potential risks associated with mining operations.

Our business, and the business of the Peak Gold JV, is subject to a number of risks and hazards generally, including adverse environmental conditions, environmental or industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena, such as inclement weather conditions, floods, hurricanes and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the property of others, delays in construction or mining, monetary losses, and possible legal liability.

Although we and the Peak Gold JV maintain insurance to protect against certain risks in such amounts as we or the Peak Gold JV, as applicable, consider reasonable, such insurance will not cover all the potential risks associated with a mining company’s operations. We and the Peak Gold JV may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as loss of title to mineral property, environmental pollution, or other hazards as a result of exploration and production, is not generally available to us or to other companies in the mining industry on acceptable terms. We or the Peak Gold JV might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect on our financial performance and results of operations.

Risks Related to our and the Peak Gold JV's Business

We may not be able to grow successfully through future acquisitions or successfully manage future growth.

We may actively pursue the acquisition of exploration, development and production assets consistent with our growth strategy. From time to time, we may also acquire securities of or other interests in companies with respect to which we may enter into acquisitions or other transactions. Acquisition transactions involve inherent risks, including but not limited to:

●	accurately assessing the value, strengths, weaknesses, contingent and other liabilities, and potential profitability of acquisition;
●	unanticipated costs;
●	diversion of management’s attention from existing business;
●	integrating the acquired business or property;
●	decline in the value of acquired properties or companies; and
●	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition.

We may not be able to identify attractive acquisition opportunities or successfully acquire identified targets or successfully integrate assets or companies we acquire. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. We may also be limited in our ability to generate capital or incur indebtedness in connection with or to fund future acquisitions.

Our inability to make acquisitions of properties or companies or to realize the anticipated benefits of any acquisition of properties or companies could have a material adverse effect on our financial condition.

Our business depends on the continued contributions made by Rick Van Nieuwenhuyse, as our key executive officer, the loss of who may result in a severe impediment to our business.

Our success is dependent upon the continued contributions made by our President and Chief Executive Officer, Rick Van Nieuwenhuyse. We rely on his extensive experience in the mining industry when we are developing new products and services. The Company has no “Key Man” insurance to cover the resulting losses in the event that any of our officers or directors should die or resign.

If Mr. Nieuwenhuyse cannot serve the Company or is no longer willing to do so, the Company may not be able to find alternatives in a timely manner or at all. This would likely result in a severe damage to our business operations and would have an adverse material impact on our financial position and operational results. To continue as a viable operation, the Company may have to recruit and train replacement personnel at a higher cost. Additionally, if Mr. Nieuwenhuyse joins our competitors or develops similar businesses that are in competition with the Company or the Peak Gold JV, our business may also be negatively impacted.

Our future success depends on our ability to attract and retain qualified long-term management, administrative, geology, and database management personnel. We have a great need for qualified talent, but we may not be successful in attracting, hiring, developing, and retaining the talent required for our success.

The Company is dependent upon information technology systems, which are subject to disruption, cyber-attacks, damage, failure and risks associated with implementation and integration.

The Company is dependent upon information technology systems in the conduct of its operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including computer viruses, security breaches, cyber-attacks, natural disasters, extreme weather events and defects in design. Cybersecurity incidents, in particular, are evolving and include, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. The Company believes that it has implemented appropriate measures to mitigate potential risks. However, given the unpredictability of the timing, nature and scope of information technology disruptions, the Company could be subject to manipulation or improper use of its systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on its financial condition and results of operations. The Company faces increased cybersecurity risks due to the COVID-19 pandemic. For example, a portion of the Company’s workforce is working remotely to facilitate social distancing, and these employees may transmit data using unsecured internet connections despite training advising of those risks. In addition, our employees may experience increased phishing and malware attacks and socially engineered cyberattacks which, in some cases, attempt to use the circumstances of the COVID-19 pandemic to gain unauthorized access to the Company’s information technology systems.

The Company’s ability to successfully execute its business plan is dependent on its ability to obtain adequate financing.

The Company’s business plan, which includes drilling and developing the Contango Properties and funding its proportionate share of the Peak Gold JV’s exploration prospects, will require substantial capital expenditures. The Company’s ability to raise capital will depend on many factors, including the status of various capital and industry markets at the time it seeks such capital. Accordingly, the Company cannot be certain that financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, the Company may be unable to fund expenditures to explore and develop the Contango Properties in which case the Contango Properties may never produce revenues, or may not produce sufficient revenues to become profitable which would have an adverse effect on the Company’s financial condition. Additionally, the Company may not be able to fund its proportionate share of the expenditures of the Peak Gold JV for exploration and development activities, which could force the Company to sell all or some portion of its interest in the Peak Gold JV in an untimely fashion or on less than favorable terms.

The Company has no revenue to date from the Contango Properties or from the Peak Gold JV, which may negatively impact the Company’s ability to achieve its business objectives.

To date, the Company and the Peak Gold JV have conducted only exploration activities and to date none of the properties have any proven or probable reserves as defined by the SEC Mining Modernization Rules. The Company’s ability to become profitable will be dependent on the receipt of revenues from the extraction of minerals greater than operational expenses. The Company, and after its formation, the Peak Gold JV, have carried on their business of exploring the Peak Gold JV Property at a loss since inception and the Company expects that the Peak Gold JV will continue to incur losses unless and until such time as one of the properties enters into commercial production and generates sufficient revenues to fund its continuing operations. Similarly, the Company expects to incur expenditures relating to the Contango Properties to drill on the Triple-Z target and continue its exploration efforts on its earlier stage Eagle/Hona projects, as well as the recently acquired Shamrock and Lucky Shot projects. The Company expects to be able to drill on the Triple-Z target once the State of Alaska has received conveyance from the federal government of these state-selected lands – a process that is on-going in Alaska. The amounts and timing of expenditures will depend on the progress of ongoing exploration, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, and other factors, many of which are beyond the Company’s control. Whether any mineral deposits discovered would be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, market prices for the minerals, and governmental regulations. If the Company or the Peak Gold JV cannot discover commercially viable deposits or commence actual mining operations, the Company and the Peak Gold JV may never generate revenues and may never become profitable.

The Company’s continued viability depends on the exploration, permitting, development and operation of the Peak Gold JV Property and the Contango Properties.

The Peak Gold JV Property and the Contango Properties are all currently in the exploration stage. The Company’s continued viability is based upon the Peak Gold JV and the Company performing appropriate exploratory and engineering work, site assessments and evaluation, and the permitting and construction of mine and processing facilities in a reasonable time frame.

Neither the Contango Properties nor the Peak Gold JV Property has any proven or probable reserves and the Company and the Peak Gold JV may never identify any commercially exploitable mineralization.

Neither the Contango Properties nor the Peak Gold JV Property has any proven or probable reserves as defined by the SEC Mining Modernization Rules. To date, the Company and the Peak Gold JV have only engaged in exploration activities on such properties. Accordingly, the Company does not have sufficient information upon which to assess the ultimate success of their exploration efforts. There is no assurance that either the Company or the Peak Gold JV may ever locate any mineral reserves. Additionally, even if the Company or the Peak Gold JV finds minerals in sufficient quantities to warrant recovery, such recovery may not be economically profitable. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. If either the Company or the Peak Gold JV does not establish reserves, it might be required to curtail or suspend operations, in which case the market value of the Company’s common stock will decline, and you might lose all of your investment.

The Company relies on the accuracy of the estimates in reports provided to the Company by the Peak Gold JV’s Manager and outside consultants and engineers.

The Company has limited in-house mineral engineering capability, and therefore relies on the accuracy of reports provided to it by the Peak Gold JV’s manager and independent third-party consultants. If those reports prove to be inaccurate, the Company’s financial reports could have material misstatements. Further, the Company will use the reports of such independent consultants in its financial planning. If the reports prove to be inaccurate, we may also make misjudgments in our financial planning and forecasts.

The Company and the Peak Gold JV have no assurance of title to their properties.

The Company, through its wholly-owned subsidiaries, Contango Minerals and AGT, owns the mineral rights to approximately 224,400 acres of State of Alaska unpatented mining claims for gold ore exploration, and the Peak Gold JV holds approximately 13,000 acres of State of Alaska unpatented mining claims in addition to the Tetlin Lease (described below). Unpatented mining claims are unique property interests in that they are subject to the paramount title of the State of Alaska and the rights of third parties to the use of the surface within their boundaries, and are generally considered to be subject to greater title risk than other real property interests. The rights to deposits of minerals lying within the boundaries of the unpatented state claims are subject to Alaska Statues 38.05.185 - 38.05.280, and are governed by Alaska Administrative Code 11 AAC 86.100 - 86.600. The validity of all State of Alaska unpatented mining claims is dependent upon inherent uncertainties and conditions.

The Peak Gold JV leases approximately 675,000 acres for exploration and development pursuant to a mineral lease (the “Tetlin Lease”) with the Native Village of Tetlin whose governmental entity is the Tetlin Tribal Council (“Tetlin Tribal Council”). The Company retained title lawyers to conduct a preliminary examination of title to the mineral interest prior to executing the Tetlin Lease. The Peak Gold JV conducted a title examination prior to the assignment of the Tetlin Lease to the Peak Gold JV and performed certain curative title work. In addition, in connection with the assignment of the Tetlin Lease from the Company to the Peak Gold JV, the Company and the Native Village of Tetlin entered into an Estoppel and Agreement and a Stability Agreement, which were approved by the Tetlin Tribal Council and the Native Village of Tetlin members and renewed on September 29, 2020 in connection with the CORE Transactions described in “Summary – Corporate Information” (the “Tetlin Agreements”). The Tetlin Agreements approved the assignment of the Tetlin Lease to the Peak Gold JV and, among other things, confirmed the validity and effectiveness of the Tetlin Lease.

We cannot provide assurance that title to our properties will not be challenged. We or the Peak Gold JV, as applicable, may not have, or may not be able to obtain, all necessary surface rights to develop a property. Title insurance is generally not available for mineral properties and our and the Peak Gold JV's ability to ensure that we or the Peak Gold JV, as applicable, have obtained a secure claim to individual mining properties may be severely constrained. Our and the Peak Gold JV's mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, our ability to continue to explore and develop the property may be subject to agreements with other third parties including agreements with native corporations and first nations groups.

A deficiency in title or claims by a third party may not be curable. It does happen, from time to time, that the title to a property is defective, having been obtained in error from a person who is not the rightful owner of the mineral interest desired. In these circumstances, the Company or the Peak Gold JV, as applicable, might not be able to proceed with exploration of its properties or might incur costs to remedy a defect. This could result in our not being compensated for our prior expenditures relating to the property. It might also happen, from time to time, that the Company or the Peak Gold JV might elect to proceed with mining work despite any such deficiency or claim.

The Tetlin Lease was executed with a Native American tribe for the exploration of gold ore and associated minerals. The enforcement of contractual rights against Native American tribes with sovereign powers may be difficult.

Federally recognized Native American tribes are independent governments with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes maintain their own governmental systems and often their own judicial systems and have the right to tax, and to require licenses and to impose other forms of regulation (including regarding workers’ safety and the environment) and regulatory fees, on persons and businesses operating on their lands. As sovereign nations, federally recognized Native American tribes are generally subject only to federal regulation. States do not have the authority to regulate them, unless such authority has been specifically granted by Congress, and state laws generally do not directly apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or Federal government allowing for the application of state law. The Tetlin Lease provides that it will be governed by applicable federal law and the law of the State of Alaska. The Company and the Tetlin Tribal Council entered into a Stability Agreement, dated October 2, 2014, that was assigned by the Company to the Peak Gold JV and reaffirmed on September 29, 2020 in connection with the CORE Transactions described in “Summary – Corporate Information”. However, no assurance may be given that the choice of law clause in the Tetlin Lease or the agreements with the Tetlin Tribal Council in the Stability Agreement will be enforceable.

Federally recognized Native American tribes also generally enjoy sovereign immunity from lawsuit similar to that of the states and the United States federal government. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe effectively waives its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to matters concerning Native American lands or the internal affairs of Native American governments. Federal courts may have jurisdiction if a federal question is raised by the lawsuit, which is unlikely in a typical contract dispute. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against a tribe because a Native American tribe is not considered a citizen of any state. Accordingly, in most commercial disputes with tribes, the jurisdiction of the federal courts, may be difficult or impossible to obtain. The Tetlin Lease contains a provision in which the Tetlin Tribal Council expressly waives its sovereign immunity to the limited extent necessary to permit judicial review in the courts in Alaska of certain issues affecting the Tetlin Lease, and the Stability Agreement contains, among other things, agreement that any disputes under the Tetlin Lease will be submitted to the jurisdiction of the federal and state courts.

Risks Related to our interest in the Peak Gold JV

The Company is dependent up on a third party manager of the Peak Gold JV who has discretion regarding its operation and the use and allocation of funds for further exploration of the Peak Gold JV Property.

Kinross is the manager of the Peak Gold JV and has appointed two of the three designates to the Management Committee of the Peak Gold JV (the “Management Committee”). The Company has appointed one designate to the Management Committee. Kinross has a 70.0% membership interest in the Peak Gold JV, in accordance with the Amended and Restated Limited Liability Company Agreement of the Peak Gold JV (the “Peak Gold JV LLCA”), and, therefore, will continue to have the right to appoint two designates to the Management Committee with the Company appointing one designate. The affirmative vote of a majority of designates will determine most decisions of the Management Committee, including the approval of programs and budgets and the expenditure of the Peak Gold JV’s investments, which will include the level of expenditures. As a result, Kinross has discretion regarding the use and allocation of funds for further exploration of the Peak Gold JV Property. The Company has limited ability to influence the decision of Kinross in its capacity as manager, or as the party controlling the majority of the Management Committee.

There can be no assurance that the Company will be capable of raising additional funding required to continue development of the Peak Gold JV Property and meet its funding obligations under the Peak Gold JV LLCA.

Pursuant to the terms of the Peak Gold JV LLCA, the Company and Kinross, through their respective wholly-owned subsidiaries, are required to jointly fund the operations of the Peak Gold JV in proportion to their respective membership interests in that company. If a member elects not to contribute to an approved program and budget or contributes less than its proportionate membership interest, its percentage membership interest will be reduced. The Company’s ability to contribute funds sufficient to retain its membership interests in the Peak Gold JV may be limited. To date, neither the Company nor the Peak Gold JV has generated any revenue from mineral sales or operations. In the future, the Peak Gold JV may generate revenue from a combination of mineral sales and other payments resulting from any commercially recoverable minerals from the Peak Gold JV Property. The Peak Gold JV currently does not have any recurring source of revenue, and its only source of cash inflows are contributions received from Kinross and the Company. The Company currently does not have any recurring source of revenue. As a result, the Company’s ability to contribute funds to the Peak Gold JV and retain its membership interest will depend on its ability to raise capital. The ability of the Company to arrange financing in the future will depend, in part, on the prevailing capital market conditions and the exploration results achieved at the Peak Gold JV Property, as well as the market price of metals. The Company cannot be certain that financing will be available to the Company on acceptable terms, if at all. If the Company were unable to fund its contributions to the approved programs and budgets for the Peak Gold JV, its membership interest in the Peak Gold JV would be diluted.

Further financing by the Company may include issuances of equity, instruments convertible into equity (such as warrants) or various forms of debt. The Company has issued common stock and other instruments convertible into equity in the past and cannot predict the size or price of any future issuances of common stock or other instruments convertible into equity, and the effect, if any, that such future issuances and sales will have on the market price of the Company’s securities. Any additional issuances of common stock or securities convertible into, or exercisable or exchangeable for, common stock may ultimately result in dilution to the holders of common stock, dilution in any future earnings per share of the Company and may have a material adverse effect upon the market price of the common stock of the Company.

There can be no assurance that Kinross will fund the Peak Gold JV to continue exploration work.

Pursuant to the Peak Gold JV LLCA, there is no requirement that Kinross contribute any future amounts to the Peak Gold JV to continue exploration work, and the Company will have limited funds to continue exploration of the Peak Gold JV Property, if Kinross fails to contribute additional amounts to the Peak Gold JV.

The Company’s interest in the Peak Gold JV may be reduced.

Pursuant to the terms of the Peak Gold JV LLCA, the Company and Kinross, through their respective wholly-owned subsidiaries, are required to jointly fund the joint venture operations in proportion to their membership interests in the Peak Gold JV. If a member elects not to contribute to an approved program and budget or contributes less than its proportionate membership interest, its percentage membership interest will be reduced. Going forward, the Company’s ability to contribute funds sufficient to maintain the current level of its membership interests in the Peak Gold JV may be limited. On December 10, 2020, the Management Committee approved a total budget of $18.0 million for the calendar year 2021 to undertake in-fill drilling, engineering and environmental studies necessary to complete a feasibility-level study, additional exploration, community relations, and to prepare the project for formal permitting. On June 22, 2021, the Management Committee voted to increase the exploration budget by $0.2 million for interpretation of archive drilling, adopting oriented core and geological consulting. The Company would need to fund its share of the budget, approximately $5.5 million, to maintain its current level of interest in the Peak Gold JV. If the Company elects not to, or is unable to contribute its proportionate share of the approved exploration budget, its interest in the Peak Gold JV will be reduced.

Kinross has far greater financial resources than the Company.

Kinross is a large gold producer with a diverse global portfolio and extensive operating experience in Alaska, with a market capitalization of approximately $7.9 billion as of October 20, 2021. Because of its vastly superior financial resources, Kinross may adopt budgets and work programs for the Peak Gold JV that the Company will be unable to fund in the time frame required, and its interest in the Peak Gold JV may be substantially diluted.

The Peak Gold JV LLCA restricts the Company’s right to transfer or encumber its interests in the Peak Gold JV.

The Peak Gold JV LLCA contains certain limitations on transferring or encumbering interests in the Peak Gold JV including any transfer that would cause termination of the Peak Gold JV as a partnership for Federal income tax purposes except none of the restrictions limit the transfer of any capital stock of the Company.

The appointment of Kinross as manager of the Peak Gold JV does not provide assurance that further exploration efforts will be successful.

The appointment of Kinross as manager of the Peak Gold JV does not provide assurance that further exploration of the Peak Gold JV Property will be successful, any additional resource will be discovered or a commercial deposit of gold ore and associated minerals will be located. The results of any further exploration work will be assayed and analyzed to determine if additional work should be performed and additional funds expended.

If we are deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a result of our ownership of membership interests in the Peak Gold JV, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. Although following the Kinross Transactions our ownership of membership interests in the Peak Gold JV may constitute investments in a non-controlled entity, we believe that we have conducted our business in a manner that does not result in being characterized as an “investment company” under the Investment Company Act.

While we intend to conduct our operations such that we will not be deemed an investment company, such a determination would require us to initiate burdensome compliance requirements and comply with restrictions imposed by the Investment Company Act that would limit our activities, including limitations on our capital structure and our ability to transact with affiliates, which would have an adverse effect on our financial condition. To avoid such a determination, we may be required to conduct our business in a manner that does not subject us to the requirements of the Investment Company Act, which could have an adverse effect on our business. For example, we may be required to sell certain of our assets and pay significant taxes upon the sale or transfer of such assets.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds (after the payment of any offering expenses and/or underwriting discounts and commissions) from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include, among other things:

●	exploration for possible mineral reserves and resources at the Contango Properties;
●	funding working capital requirements;
●	capital expenditures;
●	repayment or refinancing of indebtedness;
●	strategic acquisitions;
●	general corporate purposes; and
●	repurchases and redemptions of securities.

Pending the application of such proceeds, we may invest the proceeds in short-term marketable securities or money market obligations.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

We will not receive any proceeds from the sale by the selling stockholder of our common stock. We may be required to pay certain offering fees and expenses in connection with the registration of the selling stockholder’s securities and to indemnify the selling stockholder against certain liabilities.

OUR PROPERTIES

Overview

On January 8, 2015, the Company and a subsidiary of Royal Gold, Inc. (“Royal Gold”) formed Peak Gold, LLC (the “Peak Gold JV”), and the Company contributed its leasehold interest in a mineral lease with the Native Village of Tetlin whose governmental entity is the Tetlin Tribal Council (“Tetlin Tribal Council”) for the exploration of minerals near Tok, Alaska on a currently estimated 675,000 acres (the “Tetlin Lease”) to the Peak Gold JV.  In addition to the Tetlin Lease, the Peak Gold JV also holds approximately 13,000 additional acres of State of Alaska mining claims for the exploration of gold and associated minerals (together with the Tetlin Lease, the “Peak Gold JV Property”). As of June 30, 2021, the Company held a 30.0% membership interest, and KG Mining held a 70.0% membership interest, in the Peak Gold JV.

The Company also separately owns the mineral rights to approximately 224,400 acres of State of Alaska and patented mining claims for exploration through its wholly-owned subsidiaries AGT (consisting of the Lucky Shot Property) and Contango Minerals (consisting of the Eagle/Hona, Triple Z, and Tok prospects and additional state mining claims in the Willow Mining District) and, and has begun allocating more annual resources to exploration of those properties and other new opportunities.

The Company believes that it and the Peak Gold JV hold good title to their respective properties, in accordance with standards generally accepted in the mineral industry. Before the Company or the Peak Gold JV begins any mine development work, however, the Company or the Peak Gold JV, as applicable, expects to conduct a full title review and perform curative work on any defects that it deems significant. A significant amount of additional work is likely required in the exploration of the Peak Gold JV Property and the Contango Properties before any determination as to the economic feasibility of a mining venture can be made.

Property Summary

The following table outlines the land ownership of the three legal entities that own mineral rights in Alaska: the Company's 30% ownership of the Peak Gold JV (through CORE Alaska, LLC, the Company's wholly-owned subsidiary); AGT; and Contango Minerals; each as of October 22, 2021:

Property	Location	Commodities	Claims	Estimated Acres	Type
Peak Gold JV (30.0% Interest):
Tetlin Lease	Eastern Interior	Gold, Copper, Silver	-	675,000	Lease
Tetlin-Tok	Eastern Interior	Gold, Copper, Silver	129	10,400	State Mining Claims
Eagle	Eastern Interior	Gold, Copper, Silver	30	2,600	State Mining Claims
			159	688,000
AGT (Leased from Alaska Hard Rock Inc.) (100% Interest):
Lucky Shot	South Central	Gold	58	7,900	State Mining Claims
Lucky Shot	South Central	Gold	43	700	Patented Mining Claims
			101	8,600
Contango Minerals (100% Interest):
Eagle	Eastern Interior	Gold, Copper, Silver	396	64,800	State Mining Claims
Triple Z	Eastern Interior	Gold, Copper, Silver	95	14,800	State Mining Claims
Hona	Eastern Interior	Gold, Copper, Silver	482	74,300	State Mining Claims
Shamrock	Eastern Interior	Gold, Copper, Silver	361	52,700	State Mining Claims
Willow	South Central	Gold	72	9,200	State Mining Claims
			1,406	215,800
		TOTALS:	1,666	912,400

Below is a map showing the location of the Peak Gold JV Property and the Contango Properties, including the ownership percentage for the rights associated with each property held by the Peak Gold JV or the Company, as applicable, and the nature of each interest:

The Peak Gold JV Property and the Contango Properties are all currently in the exploration stage.  The Peak Gold JV Property and the Contango Properties are not currently producing, have not had mineral production during any of the three most recently completed fiscal years of the Company, and are not currently known to host proven or provable mineral reserves as defined by the SEC Mining Modernization Rules.

Acquisition of Exploration and Mining Rights

Exploration and mining rights in Alaska may be acquired in the following manners: public lands, private fee lands, unpatented Federal or State of Alaska mining claims, patented mining claims, and tribal lands. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the United States Forest Service, the Alaskan state government, tribal governments, and individuals or entities who currently hold title to or lease government and private lands.

Tribal lands are those lands that are under control by sovereign Native American tribes. Areas that show promise for exploration and mining can be leased from or joint ventured with the tribe controlling the land, including land constituting the Tetlin Lease.

The State of Alaska government owns public lands. Mineral resource exploration, development and production are administered primarily by the State Department of Natural Resources. Ownership of the subsurface mineral estate, including alluvial and lode mineral rights, can be acquired by staking a 40-acre or 160-acre mining claim, which right is granted under Alaska Statute Sec. 38.05.185 to 38.05.275, as amended. The State of Alaska government continues to own the surface estate, subject to certain rights of ingress and egress owned by the claimant, even though the subsurface can be controlled by a claimant with a right to extract through claim staking. A mining claim is subject to annual assessment work requirements, the payment of annual rental fees and royalties due to the State of Alaska after commencement of commercial production. Both private fee-land and unpatented mining claims and related rights, including rights to use the surface, are subject to permitting requirements of federal, state, tribal and local governments.

Mine Types

Other than the former-producing mines located on the Lucky Shot Property (described below), which are not currently active, there are no existing mines on either the Peak Gold JV Property or any of the Contango Properties.  Because the Peak Gold JV Property and the Contango Properties are all currently in the exploration stage, the Company has not determined the type of mine that may be established in the future in connection with any possible mineral production.

Peak Gold JV Property

Location of and Access to the Peak Gold JV Property

The Peak Gold JV Property is located in the Tetlin Hills and Mentasta Mountains of eastern interior Alaska, 300 kilometers southeast of the city of Fairbanks and 20 kilometers southeast of Tok, Alaska. The Tetlin Lease covers an area measuring approximately 80 kilometers north-south by 60 kilometers east-west in eastern Interior Alaska. The project is located 15 kilometers from the Alaska Highway and 400 kilometers from the Fort Knox Milling Complex.

The Peak Gold JV Property is accessible via road connected to the Alaska Highway and via helicopter and via road. The 23-mile long Tetlin Village Road is an all-weather gravel road connecting the village with the town of Tok on the Alaska Highway. The majority of our Peak Gold JV Property is accessible only via helicopter, although many winter trails exist in the Tetlin Hills and Mentasta Mountains in the northern and southwestern parts of the properties, respectively. Winter trails link Tetlin Village to the village of Old Tetlin and continue south to the Tetlin River airstrip, a 1,500 foot long unmaintained gravel strip located in the Tetlin River Valley. Winter trails also provide access to the Tuck Creek valley from the village of Mentasta on the Tok Cutoff Highway.

Two seasonal dirt roads have been permitted and constructed to allow surface access to the Chief Danny gold-copper-silver prospect in the northern Tetlin Hills. Both of these roads begin along the Tetlin Village Road and extend to the Chief Danny project and access to both roads is controlled by gates at their junction with the Tetlin Village Road.

The paved Alaska Highway passes near the northern edge of the Peak Gold JV Property as does the southern terminus of the Taylor Highway where it joins the Alaska Highway at Tetlin Junction. The 23-mile long Tetlin Village Road provides year-round access to the northern Tetlin Hills, linking Tetlin Village to the Alaska Highway. Buried electrical and fiber-optic communications cables follow this road corridor and link Tetlin Village to the Tok power and communications grid. The Tok public electric facility is capable of generating up to 2 megawatts of power, and the nearest high capacity public electric facilities to the Peak Gold JV Property are in Delta Junction, 107 road miles northwest of the Peak Gold JV Property and Glennallen, 138 road miles southwest of the Peak Gold JV Property. The Company does not have any plant or equipment at the Peak Gold JV Property, and relies on contractors for the Peak Gold JV to perform work. The Company does not believe the Peak Gold JV Property was explored for minerals prior to exploration activities of the Company and the Peak Gold JV.

The map below depicts the Peak Gold JV Property and the State of Alaska mining claims owned by the Company:

Tetlin Lease

Juneau Exploration, L.P. (“JEX”) entered into the Tetlin Lease with the Tetlin Tribal Council, effective as of July 15, 2008. In November 2010, the Tetlin Lease was assigned to the Company and in January 2015, the Tetlin Lease was assigned to the Peak Gold JV. The Tetlin Lease’s current term extends to July 5, 2028, and for so long thereafter as the Peak Gold JV continues conducting exploration or mining operations on the Tetlin Lease.

The Peak Gold JV was required to spend $350,000 per year annually until July 15, 2018 in exploration costs pursuant to the Tetlin Lease. Exploration expenditures to date under the Tetlin Lease have satisfied this work commitment requirement for the full lease term, through 2028, because exploration funds spent in any year in excess of $350,000 are credited toward future years’ exploration cost requirements. The Tetlin Lease also provides that the Peak Gold JV will pay the Tetlin Tribal Council a production royalty ranging from 3.0% to 5.0% should the Peak Gold JV deliver to a purchaser on a commercial basis precious or non-precious metals derived from the properties under the Tetlin Lease. The Company had previously paid the Tetlin Tribal Council $225,000 in exchange for reducing the production royalty payable to them by 0.75%. These payments lowered the production royalty to a range of 2.25% to 4.25%. The Tetlin Tribal Council had the option to increase its production royalty by (i) 0.25% by payment to the Peak Gold JV of $150,000, (ii) 0.50% by payment to the Peak Gold JV of $300,000, or (iii) 0.75% by payment to the Peak Gold JV of $450,000. The Tetlin Tribal Council exercised the option to increase its production royalty by 0.75% by payment to the Peak Gold JV of $450,000 on December 30, 2020. In lieu of a cash payment, the $450,000 will be credited against future production royalty and advance minimum royalty payments due by the Peak Gold JV to the Tetlin Tribal Council under the lease once production begins.

Until such time as production royalties begin, the Peak Gold JV will pay the Tetlin Tribal Council an advance minimum royalty of approximately $75,000 per year, plus an inflation adjustment. Additionally, the Peak Gold JV will pay Royal Gold a production royalty of 3.0% should it deliver to a purchaser on a commercial basis gold or associated minerals derived from the Tetlin Lease.

Exploration Overview

To date, our exploration activity has been concentrated on the Peak Gold JV Property, with such activity undertaken by the Peak Gold JV.  The Peak Gold JV plans to mine ore from the Peak and North Peak deposits (the “Manh Choh Project”) on the Peak Gold JV Property, and then process ore at the existing Fort Knox milling complex located approximately 250 miles away, as further described below.

The Management Committee of the Peak Gold JV (the “Management Committee”) approved an exploration budget for calendar 2019 of $6.9 million, of which the Company’s share was approximately $4.1 million. The program was completed in October 2019 below the budgeted amount. The program included ground geophysics utilizing IP and soil samples within the greater Chief Danny area. A further program of reconnaissance work, drilling and airborne Versatile Time Domain Electromagnetics (“VTEM”) survey was completed that drill tested targets adjacent to the Main Peak deposit, on the Company's Hona claims and a target in the North Saddle area. The budget also included funding to initiate a program of surface and groundwater characterization to support future permitting efforts. The Company funded a total of $4.1 million to the Peak Gold JV during calendar year 2019, which related to both the 2019 and 2018 exploration programs.

During the last calendar quarter of 2020, after the consummation of the Kinross Transactions, the Management Committee approved a budget of approximately $5.7 million for drilling and testing, environmental work, engineering studies, and other items in connection with the Manh Choh Project. However, due to weather and COVID-19 related delays, the Peak Gold JV spent approximately $3.0 million during the last calendar quarter of 2020. The additional work that could not be completed in 2020 is included in the calendar 2021 budget.

On December 10, 2020, the Management Committee approved a total budget of $18.0 million for the calendar year 2021 to undertake in-fill drilling, engineering and environmental studies necessary to complete a feasibility-level study, additional exploration, community relations, and to prepare the Manh Choh Project for formal permitting. On June 22, 2021, the Management Committee voted to increase the exploration budget by $0.2 million for interpretation of archive drilling, adopting oriented core and geological consulting. The Company’s proportionate share of the approved budget is approximately $5.5 million. As of June 30, 2021, the Company had funded approximately $2.5 million to the Peak Gold JV during calendar year 2021.

From inception to June 30, 2021, the Peak Gold JV has incurred $59.9 million in exploration program expenditures. As of June 30, 2021, the Company has contributed approximately $14.3 million in cash to the Peak Gold JV. After the consummation of the Kinross Transactions, the Company holds a 30.0% membership interest in the Peak Gold JV, with Kinross, holding the other 70.0%. Kinross is a large gold producer with a diverse global portfolio and extensive operating experience in Alaska. In connection with the Manh Choh Project, Peak Gold JV plans to mine ore from the Peak and North Peak deposits and then transport the ore to the Kinross-owned Fort Knox operation located 250 highway miles from the Peak Gold JV Property where the ore will be processed at the existing Fort Knox mining and milling complex. The use of the Fort Knox mill is expected to accelerate the development of the Peak Gold JV Property and result in significantly reduced upfront capital development costs, smaller environmental footprint, a shorter permitting and development timeline and less overall execution risk for the Peak Gold JV Property.  However, the Peak Gold JV has not yet established known mineral reserves on the Peak Gold JV Property, and the proposed program remains exploratory in nature.

The exploration effort on the Tetlin Lease for the Manh Choh Project has resulted in identifying two prospective mineral deposits (Main Peak and North Peak) and several other gold and copper prospects following drilling programs starting in 2011. Surface, bedrock, and stream sediment data on the Tetlin Lease as well as on the Eagle, Hona and Tok state of Alaska claims adjacent to the Tetlin Lease have been gathered during the summer exploration programs. There was no exploration program in 2014 or 2020. None of the exploration targets are known to host quantifiable commercial mineral reserves and none are near or adjacent to other known significant gold or copper deposits. There has been no recorded past placer or lode mining on Peak Gold JV Property, and the Company and the Peak Gold JV are the only entities known to have conducted drilling operations on the Peak Gold JV Property.

The majority of the Peak Gold JV Property is hosted within the Yukon-Tanana Terrane (“YTT”), a regionally extensive package of metamorphic rocks. Rocks of the YTT on the Peak Gold JV Property consist primarily of more deformed, higher temperature metamorphic rocks on the northern third of the project and less deformed, lower temperature metamorphic rocks to the south. Country rocks on the Peak Gold JV Property are intruded by granitic rocks that have not been well mapped. Large-scale structural features within the Peak Gold JV Property are closely tied to movements along the Tintina-Kaltag and Denali-Farewell fault systems, two continental-scale faults between which are a series of district and prospect-scale northeast, northwest and east-west structures. Limited exposures in the northern half of the property make identification of these structures difficult. Prospect to hand-sample scale folding has been noted throughout the project area.

Although alpine glaciation has affected elevations above 4,500 feet on the southern edge of the Peak Gold JV Property, most of the Peak Gold JV Property escaped Pleistocene continental glaciation. However, due to its proximity to continental glaciers to the north and east, the Peak Gold JV Property was covered by a variable thickness of wind-blown silt ranging up to 10 meters thick. This extremely fine-grained, metal-barren silt effectively masks the geochemical signature of underlying bedrock containing gold-copper-silver mineralization. Following deposition of this silt layer, the Peak Gold JV Property was subject to an extensive period of surface weathering, which now extends 200-300 feet below surface.

From a regional perspective, the Peak Gold JV Property is located in the Tintina Gold Belt in rocks that are highly prospective for gold deposits as well as porphyry copper-molybdenum-gold deposits. These two genetically different types of mineralization overlap in eastern Interior Alaska and the western Yukon Territory and are host to dozens of known prospects, deposits and active mines. In addition, rocks on the southern edge of the Peak Gold JV Property are prospective for nickel-copper-platinum group element deposits. Prior to its discovery in 2009, the style of mineralization discovered on the Chief Danny prospect on the Peak Gold JV Property was unknown in Interior Alaska. Diamond drilling results from 2011 through 2018 have revealed the presence of a distinctive suite of elements and minerals at the Main Peak, North Peak and Discovery Zones that do not match the typical characteristics of gold deposits of the Tintina Gold Belt but do share several diagnostic characteristics of gold-copper-silver skarn deposits, possibly as part of a larger porphyry copper-molybdenum-gold system. “Skarn” is a term that refers to a distinctive class of mineral deposits formed where limestone-bearing rocks are intruded by hot, fluid-bearing granitic rocks. The Main Peak and North Peak Zones mineralization most closely resembles the gold-sulfide skarns mined at the Fortitude deposit in the Battle Mountain Mining District of central Nevada.

Exploration Activity and Targets

Chief Danny Prospect Area. The Chief Danny Prospect Area currently is the most advanced exploration target on the Tetlin Lease and is comprised of several distinct mineralized areas: the Main Peak Zone, Discovery Zone, West Peak Zone, North Peak Zone, Connector Zone, Saddle Zone and the 7 O’clock area. The Chief Danny prospect was discovered during rock, stream sediment and pan concentrate sampling in 2009 and since then has been explored using top of bedrock soil auger sampling, trenching, ground IP geophysics, airborne magnetic and resistivity surveys and core drilling. Results from this work indicate the presence of a zoned metal-bearing system consisting of a gold-copper-iron enriched core covering six square miles at Chief Danny South (includes Main Peak, Discovery, West Peak, and North Peak/Blue Moon) and a fault-offset arsenic-gold enriched zone to the north covering three square miles at the Saddle Zone. The Company has conducted extensive drilling on the Main Peak, North Peak, and Connector Zones. The Company has also conducted some environmental base line studies on the areas surrounding the Chief Danny prospect, as well as airborne magnetic and resistivity programs. From 2009 through July 30, 2021, the Company conducted field-related exploration work at the Chief Danny Prospect, including collecting the following samples:

Year	Program	Core Samples	Rock Samples	Soil Samples	Pan Con Samples	Stream Silt Samples	Core (feet)	IP/Geophysics (kilometers)	Trenching (feet)
2009	Chief Danny	-	958	33	94	11	-	-	2,330
2010	Chief Danny	-	613	760	668	795	-	14	-
2011	Chief Danny	1,267	20	688	-	-	8,057	3,957	-
2012	Chief Danny	5,223	82	1,029	-	-	36,004	-	-
2013	Chief Danny	8,970	14	1,406	85	278	47,079	2,414	-
2014	Chief Danny	-	-	-	-	-	-	-	-
2015	Chief Danny	8,352	133	-	-	-	46,128	-	-
2016	Chief Danny	10,450	21	694	-	-	67,336	24	-
2017	Chief Danny	11,864	112	975	408	408	59,347	48	-
2018	Chief Danny	2,973	402	63	45	9	20,307	80	-
2019	Chief Danny	1,575	839	1,563	18	-	10,079	1,049	-
2020	Chief Danny	-	-	-	-	-	4,575	-	-
2021	Chief Danny	-	-	-	-	-	32,207	-	-
		50,674	3,194	7,211	1,318	1,501	331,119	7,586	2,330

The map below depicts the location of the core holes drilled in the East Peak and North Saddle zones:

The images below includes the Manh Choh Project and surrounding targets:

The image below shows the approximate location of in-fill, geotechnical, hydrological and metallurgical drill holes during the $18 million 2021 Peak Gold JV program. The objective of the program is to advance the Manh Choh Project, including a feasibility study and permitting for the Peak and North Peak deposits.

2021 Drilling Program. Through June 30, 2021, the Peak Gold JV has spent approximately $9.2 million on drilling, environmental and permitting work, engineering studies, community relations, and other related work for the Manh Choh Project. The Peak Gold JV's 2021 drilling program began in late February 2021. Since drilling commenced, the Peak Gold JV has completed the geotechnical drilling that it began in the last quarter of 2020. The geotechnical information collected will be incorporated into the overall pit design and mine plan. The Peak Gold JV also completed 32,207 core feet of in-fill drilling, condemnation drilling, exploration, and drilling of a monitoring well.

2020 Drilling Program. During the quarter ended December 31, 2020, the Peak Gold JV spent approximately $3.0 million on drilling, metallurgical testing, environmental and permitting work, engineering studies, and other related work for the Manh Choh Project. The Peak Gold JV commenced drilling on November 22, 2020 and continued through December 19, 2020. The Peak Gold JV completed 10 core holes for metallurgical testing with a total drill length of approximately 2,800 feet. Three geotechnical holes were completed with total drill length of approximately 1,800 feet.

The map below shows the location of the 2020 and 2021 drilling programs:

Geochemical Analysis and Security

All samples from the Phase II and III 2017 program, Phase I 2018 program, and the 2019 program were prepared for assay by Bureau Veritas Minerals at their facilities in Fairbanks, Alaska and analyzed at their Vancouver, British Columbia and Reno, Nevada facilities. Analytical work consisted of gold by fire assay with atomic absorption finish plus multi-element inductively coupled plasma atomic emission spectrography (ICP-AES) analyses using 4-acid digestion. All samples collected in the Phase II and III 2017, Phase I 2018, and the 2019 program were cataloged in the field and shipped via ground transport directly to Bureau Veritas Minerals’ preparation facility in Fairbanks by an Avalon contractor. The Company believes the parties working on sampling of the Peak Gold JV Property followed industry accepted procedures for sample preparation, analysis and security.

All samples from the 2020 and 2021 programs were prepared and analyzed by ALS Minerals. Receipt and sample preparation was performed at their facilities in Fairbanks, Alaska, and Whitehorse, Yukon. A third-party expeditor was contracted to move the samples from Tok to the ALS Minerals sample preparation facilities, in Fairbanks, Alaska and Whitehorse, Yukon. Pulps samples were analyzed at both the Reno, Nevada, and Vancouver, British Columbia laboratories. Analytical work consisted of; gold by fire assay, with an atomic absorption (AA) finish, gold by fire assay with gravimetric finish, for all assays greater than 5 ppm Au, multi-element determination for 34 elements by 4-acid digest and inductively coupled plasma-atomic emission spectroscopy (ICP-AES). A subset of samples were selected for carbonate determination, by perchloric acid and coulometric titration. Samples were collected at the leased warehouse in Tok, Alaska.

Sampling, Analysis and Security

During 2019, Avalon inserted 88 blanks, 397 standards, 54 duplicates and 54 replicates into the flow of rock, soil, RC and drill core samples prior to shipment to the analytical labs. Blanks consisted of Browns Hill Quarry basalt. Twenty different commercial standards provided by Analytical Solutions and Rocklabs were used during 2019 (through August 23, 2019). Values in these standards ranged from 0.016 ppm to 6.66 ppm gold. The quality assurance/quality control procedure was completed on-site at the Avalon warehouse in Tok, Alaska.

During 2020 and 2021, prior to shipping, reverse circulation and drill core samples staff inserted blanks and standards at a rate of 5% and collected field duplicates at a rate of 3% of total sample volume. ALS Minerals collected and analyzed 0.5% of samples as crush duplicates and 2% of samples as pulp duplicates, per the sample preparation procedures. Blank material was sourced of Brown’s Hill Quarry Basalt. Certified reference material (CRM) for gold were sourced from OREAS, as prepackaged 60 g satchets. For the 23 different CRM materials used, the gold concentration, ranged from 0.016 ppm to 7.66 ppm Au. The quality assurance/quality control procedure was completed by Kinross staff.

Mineral Resources on the Peak Gold JV Property

In April 2021, the Company obtained a Technical Report Summary for the Manh Choh Project prepared by John Sims, C.P.G., and Sims Resources LLC (collectively, “Sims”) as of December 31, 2020 (the “Technical Report”).  The Technical Report was prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K (the “SEC Mining Modernization Rules”).

The below tables from the Technical Report summarizes mineral resource estimates for the Manh Choh Project on the Peak Gold JV Property as of December 31, 2020 (on a 100% basis as held by the Peak Gold JV, and a 30% basis corresponding to the Company's ownership interest in the Peak Gold JV):

Summary of Mineral Resources as of December 31, 2020
(Peak Gold JV's 100% Ownership)

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade (g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	473	6.4	97	16.7	254	6.6	101
Indicated	8,728	4.0	1,111	14.1	3,945	4.2	1,168
Total Measured + Indicated	9,201	4.1	1,208	14.2	4,199	4.3	1,267

Inferred	1,344	2.7	116	16.1	694	2.9	126

Summary of Mineral Resources as of December 31, 2020
(Contango's 30% Attributable Ownership)

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade (g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	142	6.4	29	16.7	76	6.6	30
Indicated	2,618	4.0	333	14.1	1,183	4.2	350
Total Measured + Indicated	2,760	4.1	362	14.2	1,260	4.3	380

Inferred	403	2.7	35	16.1	208	2.9	38

Notes:

1.	The definitions for Mineral Resources in the SEC Mining Modernization Rules were followed for Mineral Resources.
2.	The point of reference for the Mineral Resources is in situ.
3.	Mineral Resources are estimated at a cut-off value of US$28 NSR/t and US$30 NSR/t.
4.	Mineral Resources are estimated using a long-term gold price of US$1,400 per ounce Au, and US$20 per ounce Ag.
5.	Metallurgical recoveries were 90% Au and 52% Ag for the Main+West Zone and 94% Au and 60% Ag for the North Zone.
6.	Silver equivalents are reported using a ratio of 70 oz silver per 1 oz gold.
7.	Bulk density is 2.75 t/m3.
8.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
9.	Numbers may not add due to rounding.

The above tables are qualified in their entirety by the Technical Report, and should be read in conjunction with the Technical Report, as well as the warnings and disclaimers set forth in the section entitled “Notice Regarding Mineral Disclosure”.

Community Affairs

In April 2015, the Peak Gold JV entered into a Community Support Agreement (as amended, the “Support Agreement”) with the Tetlin Village for a one-year period, which was extended for two additional two-year periods under the same terms. Under the extended Support Agreement, the Peak Gold JV provided payments to the Tetlin Village four times during the year for an aggregate amount of $110,000 through January 1, 2017, and an additional $100,000 each year through January 1, 2020. The Support Agreement has been extended for two additional one-year periods under the same terms. Under the latest extension, the Peak Gold JV will provide payments to the Tetlin Village four times during the year for an aggregate amount of $100,000 through January 1, 2022. The Support Agreement defines agreed uses for the funds and auditing rights regarding use of funds. In addition, the Peak Gold JV supports the Tetlin Village in maintenance of the village access road, which is used by the Peak Gold JV in furtherance of the Manh Choh Project.

Lucky Shot Property

Location of and Access to the Lucky Shot Property

The Lucky Shot Property, acquired by the Company through its acquisition of Alaska Gold Torrent, LLC in August 2021, covers three former producing gold mines in the Willow Mining District located in the southern Talkeetna Mountains of south central Alaska and covering an area of approximately 175 square kilometers. The three former mines include the Coleman, Lucky Shot and War Baby mines, located along a continuous low angle structural zone occupied by a series high-grade quartz vein hosting free gold and minor sulfide and telluride mineralization.  The Lucky Shot project consists of a mine site located 180 road kilometers (112 road miles) north of Anchorage, Alaska, and a processing site located about 48 road kilometers (30 road miles) west of the mine site. There is established infrastructure providing access to the Lucky Shot Property, including road access between the mine site and plant site via unsealed secondary road, sealed 2-lane highway, and the 4-lane Parks Highway connecting Anchorage and Fairbanks.

Geology

The Willow Creek Mining District straddles the margin of a granodiorite batholith that forms the Talkeetna Mountains and is bounded on the south by the Castle Mountain fault system.  The Lucky Shot vein system was determined to be continuous from the War Baby to the Coleman across the project area – a distance of approximately 1.6 kms (1 mile), with two high-angle faults structures segmenting the vein into three blocks (i.e. the Coleman block, Lucky Shot block and War Baby block).  A third fault structure further east was determined to separate the War Baby block from drilling that intersected the vein structure in what is known as the Murphy block – extending the known vein structure another 600 meters (~2000’) further east. Between the Coleman and War Baby mines the vertical and lateral offset is a few meters up to tens of meters which allowed historic mining to continue across faults in a near-continuous manner. This similar magnitude of vertical and lateral displacement is defined as an oblique-slip fault and is typical of a transpressional structural environment.  District geologic mapping shows that the Castle Mountain fault is a major regional strike slip fault and that the Hatcher Pass Fault is a sympathetic fault that places a thick section of Cretaceous schists up against a rigid body made up of the late Cretaceous Willow Creek batholith.  The Company believes the contact environment between these two disparate lithologies is an ideal location for low angle, listric fault-controlled quartz vein hosted gold deposits, characteristic of the Willow district.

The three historic mines at the Coleman, Lucky Shot and War Baby properties are controlled by a continuous low angle, listric fault zone occupied by a series of quartz veins and sheared breccia zones from 1 meter wide up to several meters in width.  The veins are hosted by a granodiorite composition intrusive rock which is part of the Willow Creek batholith described above.  The quartz veins are central to a broader alteration zone that extends tens of meters adjacent to the veins and consists of sericite, chlorite, albite, leucoxene, and ankerite/siderite.  The quartz veins contain native gold, pyrite, arsenopyrite, tetrahedrite-tennantite, sphalerite, galena, and various telluride minerals (coloradoite and nayagite have been identified).

The mines located in the Lucky Shot Property have historically produced minerals prior to their shut down in 1942 due to the World War II effort, after which little happened on the property until the 1980s when Enserch Exploration conducted an exploration program which included soil sampling, drilling, and underground exploration.

A qualified person (as defined by the SEC Mining Modernization Rules) has not done sufficient work to classify any historical estimates for the Lucky Shot Property in connection with past mineralization operations as a current estimate of mineral resources, mineral reserves or exploration results.

CORE Exploration Plan

CORE plans to re-establish access to drill the down-dip extension of the Lucky Shot and Coleman mines.  The Company plans to either initiate construction of a road from the existing mine access road to the Lucky Shot tunnel entrance (a distance of approximately one quarter mile/400 meters) or extend the existing tunnel created during the Ensearch exploration program to access the same target area from underground.  Once access has been established, the Company plans to refurbish the old underground workings, where the granodiorite host rock generally needs little support.  The Company plans to then embark on a three-phase exploration plan.  Phase 1 is expected to include 600 meters (~2,000’) of new 3mx4m (10’x12’) drift parallel to the vein.  This will allow the Company to establish underground drill stations which can be used to conduct a detailed fan drilling program infilling mineralized vein that has already been identified by previous drilling by previous operators.  The Company estimates that 2,400 meters (~7,800’) of diamond drilling will be necessary to define qualified resources that meet Securities and Exchange Commission standards for disclosure.  The area targeted for drilling measures approximately 600 meters by 250 meters. In Phase 2, the Company anticipates a further extension of the Lucky Shot target area and a second cross-cut put in above the vein to continue to drill the vein further down dip.  In Phase 3, the Company envisions extending the Ensearch tunnel (located approximately 500’ (~150 meters) below the Lucky Shot adit level and then extending the Ensearch tunnel to both the Lucky Shot and Coleman areas to provide access for future mine development of the entire Coleman-Lucky Shot portion of the vein system.  These plans are preliminary in nature and subject to modification as the Company gathers additional information.

Contango Minerals Property

Compared to the exploration activities conducted to date on the Peak Gold JV Property, the Company, through its subsidiaries, has performed significantly less exploration work on the mining claims wholly owned by Contango Minerals, consisting of the Triple Z, Eagle/Hona, Shamrock, and Willow projects, all of which remain in the exploration stage. The Company plans to fund an approximately $3.0 million exploration program to explore for additional resources on the Triple Z and Eagle/Hona prospects in 2021, and field work on the Eagle/Hona and Shamrock prospects began in July 2021.

Triple Z Prospect

The Triple Z claims were originally staked in 2009 and the claim block expanded in 2011, and again in 2019, with the claim block now covering an area of approximately 14,800 acres immediately adjacent to the Alaska Highway to the south and west, and the Taylor Highway to the north and east. The area was identified as prospective for porphyry copper-gold-silver-molybdenum mineralization based on regional government sponsored stream sediment sampling. Surface rock (82 samples) and soil samples (115 samples) were collected in 2009. Follow up auger soil sampling completed between 2009 and 2011 identified a large-scale copper-gold-silver-molybdenum anomaly centered along a low-profile ridge with little to no outcrop. An airborne magnetic and resistivity survey conducted over the area in 2011 showed a coincident magnetic low and resistivity high (classic porphyry signatures) over the geochemically anomalous area. A follow up Induced Polarization (“IP”) survey conducted in 2019 across four orthogonal lines and outlined multiple IP anomalies broadly coincident with the soil and mag/resistivity anomalies. Drilling was completed in 2012 (before the IP survey) with six core holes drilled to depths ranging from 230 meters (755 feet) to 380 meters (1246 feet). Holes 1202 and 1204 encountered several zones of anomalous copper, gold and silver.

The Company has exploration targets that have not yet been drilled because the Company is waiting for a land transfer to be completed between the Bureau of Land Management and the State of Alaska. The Company has been working with the State and Federal agencies to prioritize this transfer because of the highly prospective drill-ready target. Once the land transfer is completed, the Company plans to drill this well-defined porphyry copper-gold-silver-molybdenum target, potentially in 2022.

Eagle/Hona Prospect

The Eagle/Hona prospect consists of two claim blocks, the Eagle and Hona blocks, which are immediately adjacent to each other and which the Company treats as a single prospect.

The 64,800-acre Eagle claim block was staked in 2012 and 2013 to cover favorable stratigraphy mapped along trend by state geologists. The Eagle block is underlain by similar geology as the northern Tetlin Hills and limited reconnaissance stream sediment and pan concentrate samples collected by Federal government agencies in the 1970’s revealed widespread copper and arsenic (a pathfinder element for gold) anomalies within the area now covered by the Eagle claims (gold was not analyzed for in the original government sampling). In 2013, a reconnaissance level stream sediment and pan concentrate sampling program was completed over most of the southern part of the Eagle claim block and identified an area over 10 kilometers along a northwest corridor where every creek draining the northeast slopes of the mountains are strongly anomalous in gold, arsenic and copper. Further sampling continued along the northwest trend shows additional anomalous creeks up towards the Dome prospect, albeit far fewer streams have been sampled.

The claim block that makes up the Hona portion of the Eagle/Hona prospect is located on Alaska state mining claims approximately 25 kilometers west of the Main Peak deposit and is immediately adjoining the Eagle claim block. A reconnaissance program was carried out on the Hona claim block in 2017, which consisted of 363 pan concentrate and 364 stream sediment samples. Anomalous gold and copper values were found during the 2017 program and in 2019 when follow-up reconnaissance work was completed. This effort consisted of taking 615 rock chip samples and surface mapping. The two programs identified three target areas, Hona 1, Hona 2 and Hona 3. Exploration drilling in 2019, consisting of two core holes, totaling 1,301 meters, tested a portion of the Hona 2 target. As part of the 2019 program, 1,006 line-km of helicopter-borne magnetic and VTEM survey was completed over a portion of the Hona Prospect.

Exploration activities on the Eagle/Hona prospect are still in the early stages, and follow up field exploration on the project began in July 2021. Field crews completed a regional follow up sampling and mapping program in August 2021 and have collected approximately 2,000 rock samples from outcrops and hand dug trenches on the Eagle/Hona claims blocks. Assay results should be available in the fourth calendar quarter of 2021.

Shamrock Prospect

In early 2021, The Company staked the Shamrock prospect in the Richardson Mining District located in central Alaska right along the Alaska Highway corridor approximately 70 miles from Fairbanks, Alaska. The property includes a total of 361 Alaska state mining claims covering approximately 52,700 acres and gives the Company a dominant land position in the Richardson district (see the map below). The property has excellent infrastructure being right along the Alaska Highway and adjacent to the Trans Alaska Pipeline with several gravel roads and ATV trails providing good access to entire property. In addition, a high-voltage power line traverses along the southern property boundary. This electrical grid provides power to the Pogo gold mine operated by Northern Star Resources Limited which produced approximately 175,000 ounces of gold in 2020 and is located approximately 50 miles to the northeast of the Shamrock property. During the 2021 field season, field crews have collected approximately 900 soil and rock samples from the claim block. Results are expected by the end of the fourth calendar quarter of 2021.

Placer gold was discovered in the Richardson District on Tenderfoot Creek in 1905 and alluvial mining has continued intermittently until as recently as 2010. The Richardson District produced over 100,000 ounces of gold since the early 1900s. The Richardson District is characterized by gentle slopes and broad, alluvium-filled valleys. The area is unglaciated but largely overlain by windblown loess, generally a few meters in thickness but locally up to 50 meters thick.

The Shamrock prospect is underlain by a series of metamorphic schists and gneisses that make up the Lake George Subterrane of the more broadly distributed Yukon Tanana Terrane across interior Alaska and the Yukon, which is host to a number of large gold deposits. Peak metamorphism occurred around 110 million years. Retrograde metamorphism resulted in cooling, gneiss dome formation and a transition from ductile deformation of the metamorphic fabric to brittle deformation, as well as a series of low-angle shears across the region. Mid- Cretaceous extension resulted in regional uplift and denudation of the metamorphic gneiss domes. Post-uplift plutonic activity often occurs along the margins of these domes where zones of extreme thinning are common. Two ages of intrusive activity are noted at 105 Ma and 85 Ma. Both mid-Cretaceous intrusive rocks are genetically related to lode gold mineralization.

There are three types of gold deposit types that the Company plans to explore for on the Shamrock prospect: (1) Gold in the low angle quartz veins characterized as “Pogo Type” mineralization; (2) Intrusive Related Gold deposits (IRG) associated with igneous intrusions where they intersect deep seated crustal structures; and (3) high level rhyolite intrusive dikes associated clay and silica alteration which occurs in the Democrat and Banner Dikes areas of the property.

The Shamrock prospect was previously owned by Coeur Mining, who inherited the property as a result of acquiring North Empire Resources for their Sterling Gold Project located in Nevada. The Richardson property (as it was referred to by Coeur Mining) was non-core, and the claims were dropped in 2020. Based on historic activity, there are a number of well-defined soil anomalies with limited drilling that remain under-explored.

Willow Prospect

The Willow claims staked in the third fiscal quarter of 2021 cover 9,232 acres of mineral rights on State of Alaska land located immediately north and east of the Lucky Shot Property owned by the Company's wholly owned subsidiary, AGT.  The Willow claims cover a number of historically active mines in the Willow Mining District that were all mandated to shut down as a result of the War Act in 1942. Very little exploration work has occurred since that time. The Company plans to conduct geologic mapping, geochemical sampling and geophysical surveys to identify potential exploration drill targets to find additional gold resources. Given the Willow claims' location adjacent to the Lucky Shot Property, the Company treats these claims as an addition to, and expansion of, the Lucky Shot Property for purposes of its planned exploration activities.

Environmental Regulation and Permitting

Peak Gold JV Property

The Company believes that it and the Peak Gold JV are currently operating in compliance with all environmental regulations. While the Alaska Department of Natural Resources, Office of Project Management and Permitting coordinates the permitting of mine projects on state lands, it has no jurisdiction on Native American land such as the Tetlin Lease. However, the Peak Gold JV has voluntarily elected, with the concurrence of the Tetlin Tribal Council, to conduct its mineral exploration activities under the same terms and conditions as required on State of Alaska mining claims.

Hard Rock Exploration Permits and Temporary Water Use Permits covering past and planned activities on the Manh Choh Project were issued by the Alaska Department of Natural Resources to the Company and the Peak Gold JV and consist of the following multi-year permits (the “State Permits”):

1.
Alaska Hard Rock Exploration and Reclamation Permit #2626 covering exploration drilling activities on the Tetlin Lease. This permit now extends through December 31, 2025. Each year during the term of the permit, the Peak Gold JV will submit a reclamation statement detailing reclamation actions taken and a letter of intent to do reclamation for the following year.

2.
Alaska Temporary Water Use Permit F2020-093, allowing a seasonal average water use of 21,600 gallons per day during the period May 20 to October 15.  The permit expires December 31, 2025. These water use authorizations are specific to Alaska Hard Rock Exploration permit #2626.

3.	Alaska Mining Permit Application (APMA) F192900 covering exploration activities for a 5-year period on the Hona Exploration Project was received on August 6, 2019.

4.
Alaska Department of Fish & Game (ADF&G), Habitat Division issued the Fish Habitat Permit FH19-III-0117 for activities associated with F192900 on June 4. The Fish Habitat Permit will expire on December 31, 2023.

5.	Alaska Department of Natural Resources (ADNR), Division of Mining, Land and Water issued a Temporary Water Use Authorization (TWUA) for the Hona exploration area on August 12, 2019.

The State Permits were issued to the Company and assigned to the Peak Gold JV to cover its access road, drill pad and core drilling impacts. The Company does not anticipate that the Peak Gold JV will require additional permits from the State of Alaska for the remainder of the 2021 calendar year. Reclamation of surface disturbance, if any, associated with our exploration activities is conducted concurrently where required.

The Peak Gold JV also has received a Clean Water Act Nationwide Permit #6, Permit #POA-2013-286, from the U.S. Department of the Army Corps of Engineers with respect to the Peak Gold JV’s intended drilling and access-related disturbances on wetlands within the Tetlin Lease, which is valid through December 31, 2022. However, such lands were classified as wetlands more than 20 years ago and much of the land covered by such permit has since been burned by natural wildfires. As a consequence of the wildfires and natural habitat changes that have taken place since the wildfires, the Peak Gold JV Property may no longer be considered wetlands according to Corps of Engineers guidelines.

The Company began collecting baseline environmental data on the Manh Choh Project in 2012, and the Peak Gold JV has continued this process. The Peak Gold JV has not developed a comprehensive environmental permitting strategy as the Manh Choh Project remains in an exploration stage. If and when its exploration work is significantly advanced that additional baseline environmental studies and prefeasibility studies are desirable, the Peak Gold JV will be required to expend considerable funds and resources for an environmental impact statement and related studies to advance any mining project, including the Manh Choh Project.

Shamrock Prospect

Hard Rock Exploration Permits and Temporary Water Use Permits covering planned activities on the Shamrock Prospect were issued by the Alaska Department of Natural Resources to the Company and consist of the following multi-year permits (the “State Permits”):

1.
Alaska Hard Rock Exploration and Reclamation Permit #2849 covering exploration drilling activities on the Buck State Mining Claims. This permit now extends through December 31, 2025. Each year during the term of the permit, the Company will submit a reclamation statement detailing reclamation actions taken and a letter of intent to do reclamation for the following year.

2.
Alaska Temporary Water Use Permit F2021-083, allowing a seasonal average water use of 21,600 gallons per day during the period June 1 to October 31.  The permit expires December 31, 2025. These water use authorizations are specific to Alaska Hard Rock Exploration permit #2849.

3.
Alaska Department of Fish & Game (ADF&G), Habitat Division issued the Fish Habitat Permit FH21-III-0147 for activities associated with F212849 on June 16, 2021. The Fish Habitat Permit will expire on December 31, 2025.

The State Permits were issued to Contango Minerals Alaska, LLC to cover its access road, drill pad and core drilling impacts. Reclamation of surface disturbance, if any, associated with our exploration activities is conducted concurrently where required.

Additional Permit Conditions

Any future mining operations undertaken by the Company or the Peak Gold JV are subject to local, state, tribal, and federal regulation governing environmental quality and pollution control, including air quality standards, greenhouse gas, waste management, reclamation and restoration of properties, plant and wildlife protection, cultural resource protection, handling and disposal of radioactive substances, and employee health and safety. Extraction of mineral ore is subject to stringent environmental, health, and safety regulation by state and federal authorities, including the United States Environmental Protection Agency (“EPA”), and may also be subject to additional regulation of local and tribal authorities. Such regulation can increase the cost of planning, designing, constructing, installing and operating mining facilities or otherwise delay, limit or prohibit planned operations.

Significant fines and penalties may be imposed for failure to comply with environmental laws. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances. In addition, the Company and the Peak Gold JV may be subject to claims alleging personal injury or property damages as a result of alleged exposure to hazardous substances or other environmental impacts.

The Federal Mine Safety and Health Act of 1977 and regulations promulgated thereunder, and the State of Alaska Department of Labor and Workforce Development, impose a variety of health and safety standards on numerous aspects of employee working conditions related to mineral extraction and processing operations, including the training of personnel, operating procedures and operating equipment. In addition, the Company and the Peak Gold JV may be subject to additional state and local mining standards. The Company believes that it and the Peak Gold JV currently are in compliance with applicable mining standards; however, the Company cannot predict whether changes in standards or the interpretation or enforcement thereof will have a material adverse effect on the Company's or the Peak Gold JV’s business, financial condition or otherwise impose restrictions on its ability to conduct mining operations.

A typical time frame for baseline environmental studies and permitting for a gold mine in Alaska may consume a decade or more. There are numerous state and federal permits and authorizations required from many different state and federal agencies. Federal legislation and regulations adopted and administered by the EPA and other governmental or tribal authorities, Forest Service, Bureau of Land Management, Fish and Wildlife Service, Mine Safety and Health Administration, and other federal agencies, legislation such as the CWA, Safe Drinking Water Act, CAA, National Environmental Policy Act, Migratory Bird Treaty Act, Endangered Species Act, RCRA and CERCLA and various laws and regulations administered by the State of Alaska including the Alaska Department of Fish and Game, the Alaska Department of Environmental Conservation, Alaska Department of Transportation and Public Facilities and the Alaska Department of Natural Resources, have a direct bearing on exploration and mining operations conducted in Alaska. The scope, breadth and complexity of these regulations make the process for preparing and obtaining approval of a plan of operations much more time-consuming, expensive, and uncertain. The Alaska Department of Natural Resources coordinates the permitting of mining operations in the State of Alaska, has developed a process to integrate federal, state and local government requirements to obtain mine permits, and also provides an opportunity for public comment. Plans of operation will be required to include detailed baseline environmental information and address how detailed reclamation performance standards will be met. In addition, all activities for which plans of operation are required will be subject to a new standard of review by the U.S. Bureau of Land Management, which must make a finding that the conditions, practices or activities do not cause substantial irreparable harm to significant scientific, cultural, or environmental resource values that cannot be effectively mitigated.

CERCLA, also known as the “superfund” law, and analogous state laws impose liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the current or previous owner and operator of a site where a hazardous substance has been disposed and persons who disposed or arranged for the disposal of a hazardous substance at a site, or transported a hazardous substance to a site for disposal. CERCLA also authorizes the EPA and, in some cases, private parties to take actions in response to threats to the public health or the environment and to seek recovery from such responsible classes of persons of the costs of such an action. The Company’s and the Peak Gold JV’s mining operations may generate wastes that fall within CERCLA’s definition of “Hazardous Substances”, and, thus, subject the Company or the Peak Gold JV to CERCLA liability.

Finally, environmental, social, and governance (“ESG”) goals and programs, which typically include extralegal targets related to environmental stewardship, social responsibility, and corporate governance, have become an increasing focus of investors, shareholders and activists across many industries.  While reporting on ESG metrics remains voluntary, access to capital and investors is likely to favor companies with robust ESG programs in place.  In addition, if ESG metrics and/or reporting become mandatory, the Company’s and the Peak Gold JV’s costs of planning, designing, constructing, operating, and maintaining their mining facilities and associated operations and the costs of their compliance obligations in connection with those facilities and operations could increase.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Common Stock

Our Certificate of Incorporation authorizes us to issue 45,000,000 shares of common stock, par value $0.01 per share. As of September 30, 2021, there were 6,685,746 shares of our common stock outstanding, all of which are fully paid and non-assessable.

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The majority of votes cast by the holders of shares entitled to vote on an action at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Upon the liquidation, dissolution or winding up of our business, after payment of all liabilities and payment of preferential amounts to the holders of preferred stock, if any, the shares of common stock are entitled to share equally in our remaining assets. Pursuant to our Certificate of Incorporation, no stockholder has any preemptive rights to subscribe for our securities. The common stock is not subject to redemption.

We do not intend to declare or pay any cash dividends on our common stock. We currently intend to retain future earnings in excess of preferred stock dividends, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination with respect to the payment of dividends on the common stock will be at the discretion of the board of directors of the Company (the “Board”) and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors the Board deems relevant.

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common shares into any other securities, and our common shares are not subject to any redemption or sinking fund provisions.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue 15,000,000 shares of preferred stock, par value $0.01 per share, in one or more series with such voting powers, full or limited, or no voting powers and such designations, preferences and relative participation, optional or other special rights, and the qualifications, limitations or restrictions thereof as shall be stated in the resolutions of the Board providing for their issuance. As of September 30, 2021, there were no shares of preferred stock issued and outstanding. In addition, in connection with the adoption of the Rights Agreement (defined below), effective September 23, 2020, the Company filed a Certificate of Designations of Series A-1 Junior Participating Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware designating 100,000 shares of Series A-1 Junior Participating Preferred Stock.

Stock Options and Warrants

As of September 30, 2021, we had no outstanding warrants to purchase shares of common stock. As of September 30, 2021, we had 100,000 options to purchase shares of common stock outstanding, which were issued under the Company’s Amended and Restated 2010 Equity Compensation Plan, as amended. We have in the past issued, and may in the future issue restricted shares of common stock to certain officers and directors and to third-party consultants.

Rights Plan

On September 23, 2020, the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) entered into a limited duration stockholder rights agreement (the “Rights Agreement”). On September 21, 2021, the Board of Directors of the Company approved an amendment to the Rights Agreement to extend the expiration date of the Rights Agreement to September 22, 2022.

Pursuant to the Rights Agreement, the Board declared a dividend of one preferred stock purchase right (a “Right”) for each share of the Company’s common stock, par value $0.01 per share, of the Company, held of record as of October 5, 2020 (the “Record Date”). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth (subject to adjustment) of one share of Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $100.00, subject to certain adjustments (as adjusted from time to time, the “Exercise Price”). The description and terms of the Rights are set forth in the Rights Agreement.

Subject to certain exceptions, the Rights will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day after a public announcement or filing (A) that a person has, or group of affiliated or associated persons have, become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons who, at any time after the date of the Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 18% or more of the Company’s outstanding shares of common stock, subject to certain exceptions, or (B) that discloses information which reveals the existence of an Acquiring Person or (ii) the close of business on the tenth business day after the commencement by any person of, or the first public announcement of the intention of any person to commence, a tender offer or exchange offer or other transaction, the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”). Certain interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are treated as beneficial ownership of the number of shares of common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the common stock are directly or indirectly held by counterparties to the derivatives contracts or their affiliates or associates.

No person that, together with all affiliates and associates of such person, is the beneficial owner of common stock representing less than 20% of the common stock then outstanding, and which is entitled to file, and files, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule 13d-1(b) of the General Rules and Regulations under the Exchange Act, as in effect at the time of the public announcement of the declaration of the Rights with respect to the common stock beneficially owned by such person (a “13G Investor”), shall be deemed to be an “Acquiring Person”; provided, that a person who was a 13G Investor shall no longer be a 13G Investor if it either (i) files a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act or (ii) becomes no longer entitled to file a statement on Schedule 13G pursuant to Rule 13d-1(b) (the earlier to occur of (i) and (ii), the “13D Event”), and such person shall be an Acquiring Person if it is the beneficial owner (together with all affiliates and associates) of 18% or more of the common stock then outstanding at any point from and after the time of the 13D Event; provided, however, such person shall not be an Acquiring Person if (i) on the first Business Day (as defined in the Rights Agreement) after the 13D Event such person notifies the Company of its intent to reduce its beneficial ownership to below 18% as promptly as practicable and (ii) such person reduces its beneficial ownership (together with all affiliates and associates of such person) to below 18% of the common stock then outstanding as promptly as practicable (but in any event not later than 10 days after such 13D Event); provided, further that such person shall become an “Acquiring Person” if after reducing its beneficial ownership to below 18%, it subsequently becomes the beneficial owner of 18% or more of the common stock then outstanding or if, prior to reducing its beneficial ownership to below 18%, it increases (or makes any offer or takes any other action that would increase) its beneficial ownership of the then-outstanding common stock above the lowest beneficial ownership of such person at any time during such ten-day period.

With respect to certificates representing shares of common stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for shares of common stock registered in the names of the holders thereof, and not by separate Rights Certificates, as described further below. With respect to book entry shares of common stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by the balances indicated in the book entry account system of the transfer agent for the common stock. Until the earlier of the Distribution Date and the Expiration Date (as defined below), the transfer of any shares of common stock outstanding on the Record Date will also constitute the transfer of the Rights associated with such shares of common stock. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and such Right Certificates alone will evidence the Rights.

The Rights, which are not exercisable until the Distribution Date, will expire prior to the earliest of (i) the close of business on September 22, 2022, unless extended prior to expiration; (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement; (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement; and (iv) the time at which the Rights are terminated upon the occurrence of certain transactions (the earliest of (i), (ii), (iii) and (iv) is referred to as the “Expiration Date”).

Each share of Preferred Stock will be entitled, when, as and if declared, to a preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share or (ii) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, in each case, paid to holders of common stock during such period. Each share of Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of common stock.

The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock; (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock; or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-thousandths of a Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than the Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the Exercise Price.

In the event that, after a person or a group of persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction, of 50% or more of the Company’s assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price of the Right, that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the then-current Exercise Price.

With certain exceptions, no adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the trading day immediately prior to the date of exercise.

At any time after any person or group of persons becomes an Acquiring Person and prior to the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of common stock, the Board, at its option, may exchange each Right (other than Rights owned by such person or group of persons which will have become void), in whole or in part, at an exchange ratio of one share of common stock per outstanding Right (subject to adjustment).

At any time before the Distribution Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to certain adjustments) (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.

Immediately upon the action of the Board electing to redeem or exchange the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price for each Right held.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Some provisions of Delaware law, and our Certificate of Incorporation and our Bylaws (the “Bylaws”), described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	the transaction is approved by the Board before the date the interested stockholder attained that status;
●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; and

●
on or after such time, the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

●	permit the Board to issue up to 15,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office;
●	provide that our Bylaws may only be amended by the affirmative vote of the majority of the Board or the holders of two-thirds of our then outstanding common stock;
●	provide that special meetings of our stockholders may only be called by the Board, the president or the holders of a majority of our then outstanding common stock;
●
eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;

●
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●
do not provide for cumulative voting rights, therefore allowing the holders of a plurality of votes cast in any election of directors to elect all of the directors standing for election, if they should so choose.

Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for unlawful payment of dividend or unlawful stock purchase or redemption; or
●	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the limitation of liability provision in our Certificate of Incorporation will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Ticker Symbol

Our common stock is traded on the OTCQB Tier of the OTC Markets Group Inc. under the symbol “CTGO”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

Description of Warrants

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

●	the title of the warrants;
●	the offering price for the warrants, if any;
●	the aggregate number of the warrants;
●	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
●	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
●	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
●	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
●	the dates on which the right to exercise the warrants will commence and expire;
●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
●	the currency or currency units in which the offering price, if any, and the exercise price are payable;
●	if applicable, a discussion of material U.S. federal income tax considerations;
●	anti-dilution provisions of the warrants, if any;
●	redemption or call provisions, if any, applicable to the warrants;
●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
●	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our preferred stock or common stock, you will not have any rights as a holder of our preferred stock or common stock, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock or preferred stock. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;
●	the exercise price payable for our common stock or preferred stock upon the exercise of the subscription rights;
●	the number of subscription rights to be issued to each stockholder;
●	the number and terms of our common stock or preferred stock which may be purchased per each subscription right;
●	the extent to which the subscription rights are transferable;
●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
●
the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an overallotment privilege to the extent the securities are fully subscribed; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed with the SEC promptly after the offering of subscription rights and will be available as described in the section of this prospectus captioned “Where You Can Find More Information”.

DESCRIPTION OF UNITS

Below is a description of certain general terms and provisions of the units that we may offer. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

We may issue units comprised of our common stock, our preferred stock, warrants, subscription rights, or any combination of such securities under this prospectus. Units may be issued in one or more series, independently or together with shares of our common stock, our preferred stock, warrants, or subscription rights, and the units may be attached to or separate from such securities. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
●	the price or prices at which the units will be issued;
●	the date, if any, on and after which the securities included in the units will be separately transferable;
●	any provisions of the governing unit agreement that differ from those described in this section; and
●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

SELLING STOCKHOLDER

This prospectus also relates to the possible resale by the Kenneth R Peak Marital Trust, who we refer to in this prospectus as the “selling stockholder,” of up to 415,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The shares of our common stock included in this prospectus were originally acquired by Kenneth R. Peak, the Company's former Chairman, (i) in private placements of our common stock, or (ii) upon the exercise or vesting of previously issued awards granted under a compensatory plan or arrangement with us.  The shares were transferred to the selling stockholder following Mr. Peak's death on April 19, 2013. Donna Peak, Mr. Peak's spouse, is the sole trustee and executor of the selling stockholder.

The information contained in the table below in respect of the selling stockholder (including the number of shares of common stock beneficially owned and the number of shares of common stock offered) has been obtained from the selling stockholder and has not been independently verified by us. The registration for resale of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of these shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which the selling stockholder provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of the shares of common stock is based upon the assumption that the selling stockholder will sell all of the shares of common stock beneficially owned by it that are covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. The selling stockholder has not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the selling stockholder.

Name of selling stockholder	Shares of common stock beneficially owned prior to the offering		Shares of common stock to be offered	Shares of common stock beneficially owned after the offering(1)
	Number	Percentage		Number	Percentage
Kenneth R. Peak Marital Trust	788,102	11.8%	415,000	373,102	5.6%

(1) Based on 6,685,746 shares of common stock outstanding as of September 30, 2021.

PLAN OF DISTRIBUTION

We and/or the selling stockholder may sell the securities being offered hereby in one or more of the following ways from time to time:

●	through agents to the public or to investors;
●	to one or more underwriters for resale to the public or to investors;
●
in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to investors; or
●	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of an offering of shares of our securities, including.

●	the name or names of any agents or underwriters;
●	the purchase price of the securities being offered and the proceeds we will receive from the sale;
●	any over-allotment options under which underwriters may purchase additional securities from us;
●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
●	the public offering price; and
●	any discounts or concessions allowed or re-allowed or paid to dealers.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

We may issue to the holders of our common stock, on a pro rata basis for no consideration, subscription rights to purchase shares of our common stock or preferred stock. These subscription rights may or may not be transferable by stockholders. The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred stock through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred stock through the issuance of subscription rights.

Sales Through Underwriters or Dealers

We and/or the selling stockholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We and/or the selling stockholder, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a “best efforts” basis and a dealer will purchase securities as a principal, and may then resell the common stock at varying prices to be determined by the dealer.

The applicable prospectus supplement will describe any compensation paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and/or the selling stockholder may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We and/or the selling stockholder may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, all securities we may offer, other than common stock, will be new issues of securities with no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of such offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Accordingly, we cannot assure you that the securities will have a liquid trading market.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we and/or the selling stockholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Other Services

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Holland & Knight LLP, Dallas and Houston, Texas.  Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Contango ORE, Inc. as of June 30, 2021 and June 30, 2020, and the financial statements of Peak Gold, LLC as of December 31, 2020 and June 30, 2020 and 2019 incorporated in this prospectus by reference from Contango ORE, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2021 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information appearing in this prospectus concerning estimates of our mineral resources for the Manh Choh Project was derived from the Technical Report, and has been included herein upon the authority of John Sims, AIPG Certified Professional Geologist and President of Sims Resources LLC, as qualified person with respect to the matters covered by such report and in giving such report.  Mr. Sims is not an employee of the Company or the Peak Gold JV, and neither Mr. Sims nor Sims Resources LLC is affiliated with the Company, the Peak Gold JV or another entity that has an ownership, royalty or other interest in the property that is the subject of the Technical Report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-35770) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on August 31, 2021;
●	our Current Reports on Form 8-K filed with the SEC on August 25, 2021, September 22, 2021; and October 21, 2021;
●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 4, 2021; and
●
the description of our shares of common stock contained in Exhibit 99.1 filed with our Current Report on Form 8‑K on October 21, 2021, including any amendment or report filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to the following address:

Contango ORE, Inc.
3700 Buffalo Speedway,
Houston, Texas 77098
Attention: Corporate Secretary
(713) 877-1311

We also maintain a website at www.contangoore.com. However, the information on our website is not part of this prospectus.

Contango ORE, Inc.

________ Shares
Common Stock

PROSPECTUS SUPPLEMENT

Joint Book Runners

Maxim Group LLC	Freedom Capital Markets
July ___, 2023.